Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BAKERCORP INTERNATIONAL HOLDINGS, INC.,

UNITED RENTALS, INC.,

AND

UR MERGER SUB IV CORPORATION

Dated as of June 30, 2018

i

ii

Exhibits

Exhibit A	Net Working Capital

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended or modified from time to time, this “Agreement”), dated as of June 30, 2018, is by and among (i) United Rentals, Inc., a Delaware corporation (“Parent”), (ii) UR Merger Sub IV Corporation, a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”) and (iii) BakerCorp International Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, prior to the Closing, the Stockholders shall designate a Person to act as representative for the Stockholders and such Person shall become a party to this Agreement solely in its capacity as representative for the Stockholders (the “Representative”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will obtain, and deliver to Parent, the written consent of the Stockholders holding at least ninety-five percent (95%) of the issued and outstanding shares of Common Stock (the “Majority Stockholders”) irrevocably approving this Agreement, the Merger and the transactions contemplated by this Agreement (the “Stockholder Consent”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Aggregate Shares” means the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable federal, state or foreign antitrust, competition or trade regulation Laws that may be asserted by any Governmental Body or any other Person and that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases.

“Closing Cash” means the amount of all cash, cash equivalents and marketable securities held by, and outstanding cash deposits with third parties made by, the Company and its Subsidiaries, as of the close of business (5:00 p.m. Central Time) on the day immediately preceding the Closing Date, determined in accordance with GAAP.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the close of business (5:00 p.m. Central Time) on the day immediately preceding the Closing Date, less $5,000,000.

“Closing Merger Consideration” means, without duplication, (i) the Enterprise Value, less (ii) Estimated Indebtedness, plus (iii) Estimated Cash, less (iv) Estimated Transaction Expenses, plus (v) the Estimated Net Working Capital Adjustment, less (vi) the Escrow Amount, less (vii) the Indemnity Escrow Amount.

“Closing Net Working Capital” means the Net Working Capital as of the close of business (5:00 p.m. Central Time) on the day immediately preceding the Closing Date, calculated in accordance with GAAP consistently applied with the application thereof in the Financial Statements, subject to the accounting principles, methodologies, procedures and classifications set forth in Exhibit A attached hereto.

“Closing Net Working Capital Adjustment” means (i) the Closing Net Working Capital less (ii) the Target Net Working Capital (which amount may be a positive or negative number).

“Closing Transaction Expenses” means the Transaction Expenses that remain unpaid as of the close of business (5:00 p.m. Central Time) on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP Agreement” means a Contract to which the Company or one of its Subsidiaries is a party relating to the license of, agreement not to assert or use, or grant or receipt of a similar right with respect to, Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries, other than Incidental Licenses.

“Confidentiality Agreement” means that certain Confidentiality Agreement, entered into by the Company and United Rentals, Inc., dated as of March 23, 2018.

“Contract” means any contract, indenture, note, bond, lease, license, commitment, instrument, agreement or other legally binding instrument or arrangement (including, in each case, any amendments or modifications thereto), in each case, whether written or oral.

“Credit Agreement” means the Credit and Guarantee Agreement, dated June 1, 2011 (as amended from time to time), by and among the Company, BakerCorp International, Inc. (as U.S. Borrower), BC International Holdings C.V. (as European Borrower), Morgan Stanley Senior Funding, Inc. (as Syndication Agent), Deutsche Bank AG New York Branch (as Administrative Agent) and the Several Lenders from time to time parties thereto.

“DGCL” means the General Corporation Law of the State of Delaware as in effect from time to time.

“Enterprise Value” means $715,000,000.

“Environmental Law” means any Law relating to the protection of the environment, health and safety as it relates to exposure to any Hazardous Material or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended, and the regulations promulgated pursuant thereto.

“Equity Incentive Plan” means the BakerCorp International Holdings, Inc. 2005 Stock Incentive Plan and the BakerCorp International Holdings, Inc. 2011 Equity Incentive Plan, each as amended and restated from time to time.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means such escrow agent as shall be mutually and reasonably agreed upon by Parent and the Representative.

“Escrow Amount” means an amount equal to $5,000,000.

“Existing Senior Notes” means the 8.25% senior unsecured notes due 2019 that were issued by the Company on June 1, 2011.

“Existing Senior Notes Indenture” means the Indenture, dated as of June 1, 2011, by and among BakerCorp International, Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

“GAAP” means generally accepted accounting principles in the United States in effect on the date hereof, applied on a consistent basis.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether international, federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law including those regulated as “hazardous,” “toxic” or a “contaminant,” including petroleum and its by-products, asbestos, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Option” means any Option that has an exercise price per share of Common Stock underlying such Option that is less than the sum of (a) the Per Share Closing Common Stock Consideration, (b) the maximum Per Share Escrow Release Amount and (c) the maximum Per Share Indemnity Escrow Release Amount.

“Incidental License” means a nonexclusive license granted (a) by a current or former employee or independent contractor entered into in connection with the Company’s or one of its Subsidiaries’ engagement of that Person granting the Company or one of its Subsidiaries a perpetual, irrevocable right to use Intellectual Property owned or sublicensable by that Person without material restriction; (b) by the Company or any of its Subsidiaries to a contractor or vendor of the Company or one of its Subsidiaries for sole purpose of providing services for the benefit of the Company its Subsidiary; (c) by the Company or one of its Subsidiaries to their respective customers for the purpose of receiving services or products provided by the Company or its Subsidiaries, and which license substantially conforms with one of the Company’s standard forms identified on Schedule 5.12(a)(xi); or (d) by a third party to the Company or one of its Subsidiaries: (x) for which the Company or any of its Subsidiaries is obligated to make annual payments of less than $250,000; or (y) for generally available commercial software pursuant to a “shrink-wrap” or “click-wrap” license.

“Indebtedness” means (i) all debt and liabilities of the Company and its Subsidiaries for borrowed money and any such obligations evidenced by notes, bonds, debentures or similar contracts; (ii) all liabilities in respect of any Capital Leases; (iii) all guaranties, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by the owner or otherwise; (iv) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, to the extent drawn; (v) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (vi) obligations under interest rate cap, swap, collar or similar transactions, currency hedging or other hedging transactions; (vii) all accrued but unpaid interest (or interest equivalent) to the date of determination, related to any items of indebtedness referred to in clauses (i) through (vi); (viii) obligations of the Company or any of its Subsidiaries with respect to any indebtedness described in clauses (i) through (vi) above that the Company or any of its Subsidiaries has guaranteed or that is otherwise the legal liability of the Company or any of its Subsidiaries; (ix) all fees, expenses, prepayment penalties, premiums and other amounts payable in connection with any redemption, prepayment or repayment of any item described in clauses (i) through (viii); and (x) any accrued but unpaid amounts due under the Professional Services Agreement to be paid pursuant to Section 3.3(a)(ii).

“Indemnity Escrow Amount” means an amount in cash equal to $1,750,000, together with any interest or other earnings thereon, which amounts shall be deposited with and held by the Escrow Agent pursuant to the Escrow Agreement to secure and serve as a fund in respect of any required payment to the Parent pursuant to the indemnification obligations of the Stockholders pursuant to Article IX.

“Intellectual Property” means any and all intellectual property rights and proprietary rights anywhere in the world, including any (i) patents, (ii) trademarks, trade dress, service marks and other indicia of origin (“Trademarks”); (iii) copyrights, (iv) applications and registrations for any of the foregoing in (i) through (iii), and (v) trade secrets and other confidential or proprietary information and know-how.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Knowledge of the Company” means the actual knowledge of Robert Craycraft, Michael Henricks, Kristi Ashman, Jurgen Verschoor and Raymond Aronoff, in each case after due inquiry reasonable under the circumstances.

“Law” means any applicable foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Governmental Body.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, statutory deemed trust, security interest, claim, charge, hypothecation, option, right of first refusal, easement, restrictive covenant, title retention agreements, servitude or transfer restriction.

“Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate together with all other changes, events, circumstances or effects, (x) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), or (y) prevents or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, other than with respect to the foregoing clause (x) a change, event, circumstance or effect relating to or arising from one or more of the following: (i) the effect of any change in the United States or foreign economies or capital, credit or financial markets in general; (ii) the effect of any change that generally affects any industry or geographical areas in which the Company or any of its Subsidiaries operates; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any earthquakes, hurricanes, tornadoes or other natural disasters; (v) the effect of any changes in applicable Laws, GAAP or interpretations thereof; (vi) any effect resulting from the public announcement or pendency of this Agreement or the transactions contemplated hereby (including any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships); (vii) any effect resulting from compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (viii) any effect resulting from the conduct by the Company or any of its Subsidiaries otherwise prohibited under Section 7.2 for which Parent gave its prior written consent; or (ix) any effect resulting from any failure, in and of itself, by the Company and its Subsidiaries to meet any internal projections or forecasts (but not the change or effect giving rise or contributing to such failure); provided, however, that, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), any such change, event, circumstance or effect shall not be deemed to be included in such clauses if it has, or is reasonably expected to have, a materially disproportionate adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole) as compared to other Persons similarly situated in the same industry. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company and its Subsidiaries, and not against any forward-looking statements, projections or forecasts of the Company and its Subsidiaries or any other Person.

“Net Working Capital” means, as at a specified date and without duplication, an amount equal to current assets minus current liabilities, in each case as shown on the consolidated balance sheet of the Company and its Subsidiaries as of such date and calculated in accordance with GAAP consistently applied with the application thereof in the Financial Statements, subject to the accounting principles, methodologies, procedures and classifications set forth in Exhibit A attached hereto; provided, that Net Working Capital shall not include (i) Closing Cash, (ii) Closing Indebtedness, (iii) Transaction Expenses, or (iv) deferred income tax assets or deferred income tax liabilities.

“Option” means the unexercised portion of each and every option to purchase Common Stock which is or will be outstanding as of immediately prior to the Effective Time, granted pursuant to the terms of the Equity Incentive Plans.

“Order” means any order, injunction, judgment, decree, ruling, writ, settlement agreement, assessment or arbitration award adopted or imposed by a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company and its Subsidiaries consistent with past practice.

“Per Share Closing Common Stock Consideration” means (i) the Closing Merger Consideration divided by (ii) the Aggregate Shares.

“Per Share Escrow Release Amount” means (i) the amount in the Escrow Account (less the Representative Expenses) released to, or at the direction of, the Representative for payment to the Stockholders, divided by (ii) the Aggregate Shares.

“Per Share Indemnity Escrow Release Amount” means (i) the amount in the Indemnity Escrow Account (less any Representative Expenses not previously reimbursed from the Escrow Account) released to, or at the direction of, the Representative for payment to the Stockholders, divided by (ii) the Aggregate Shares.

“Per Share Positive Adjustment Amount” means, so long as the Post-Closing Adjustment Amount is positive, (i) the Post-Closing Adjustment Amount, divided by (ii) the Aggregate Shares.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means the following: (i) easements, covenants, conditions, restrictions and other similar matters affecting title to such Leased Real Property and other title defects, including, without limitation, any matters or exceptions that would be disclosed by current title commitments, title reports, title searches, other comparable land record searches and/or current surveys, which do not materially impair the use or occupancy of such Leased Real Property for the purposes for which it is currently used or materially detract from the value of the Leased Real Property; (ii) Liens for Taxes, assessments or other governmental charges not yet delinquent or the validity of which is being contested in good faith by appropriate Proceedings, and for which adequate reserves have been established in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for amounts which are not yet delinquent for a period of more than sixty (60) days or that are being contested in good faith and by appropriate Proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Financial Statements; (iv) Liens arising under (including deposits and pledges made in the Ordinary Course of Business in compliance with) workers’ compensation, unemployment insurance and other similar social security laws; (v) any restriction on transfer arising under any applicable securities Laws; (vi) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property; (vii) zoning, entitlement and other similar land use regulations by any Governmental Body; (viii) title of a lessor under a capital or operating lease; (ix) licenses to Intellectual Property granted in the Ordinary Course of Business; (x) Liens that will be released prior to or as of the Closing; (xi) Liens arising under this Agreement; (xii) Liens created by or through Parent or Merger Sub; and (xiii) Liens set forth on Schedule 1.1(a).

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, browser or device, and any other personal information that is subject to any applicable Laws concerning data privacy or security.

“Proceeding” means any action, suit, hearing, claim, complaint, investigation, arbitration or proceeding.

“Professional Services Agreement” means the Professional Services Agreement, dated June 1, 2011, by and among Permira Advisers L.L.C. and BakerCorp International, Inc.

“RWI Policy” means the insurance policy purchased by Parent to insure itself against breaches by the Company of its representations and warranties set forth in this Agreement.

“Stockholder” means any holder of Common Stock that is issued and outstanding as of immediately prior to the Effective Time.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated June 1, 2011, by and among the Company, Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited, P4 Co-Investment L.P. and the minority stockholders thereto.

“Subsidiary” of any Person means any other Person of which more than 50% of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof. In no event shall any pension entity or association including any support fund (Unterstützungskasse) (including EPF Euro-BetreibsPensionsFonds e.V.) be considered to be a direct or indirect Subsidiary of the Company for purposes of this Agreement.

“Target Net Working Capital” means $47,280,025.

“Taxes” means (i) all federal, state, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, alternative, environmental, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property (real or personal) and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Transaction Expenses” means all of the fees and expenses of the Company or any of its Subsidiaries payable in connection with the transactions contemplated by this Agreement (including all attorneys’ fees and investment banker fees, fifty percent (50%) of the Transfer Taxes applicable to or resulting from the transactions contemplated by this Agreement, fifty percent (50%) of the Escrow Fees, all change of control bonuses and/or severance payments payable solely as a result of the Merger and not as a result of any events occurring post-Closing and any Retention Bonuses or Transaction Bonuses (each as defined in and set forth on Schedule 5.13(a)), in each case, if and to the extent such fees and expenses are current expenses not previously reflected on the Company’s or its Subsidiaries’ financial statements.

(b) For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accounting Firm	4.2(b)
Agreement	Preamble
Antitrust Filings	7.4(a)
Balance Sheet	5.6
Balance Sheet Date	5.6
Bankruptcy and Equity Exception	5.2
Books and Records	7.11(a)
Cap	9.2(c)(ii)
Certificate of Merger	2.2
Certificates	3.3(c)
Chosen Courts	11.6
Claim	7.7(b)
Claim Notice	9.4(b)
Closing	10.1
Closing Date	10.1
Common Stock	3.1(b)
Company	Preamble
Company Benefit Plan	5.13(a)
Company Documents	5.2
Company Employees	7.9(a)
Company SEC Documents	5.18
Deductible	9.2(c)(i)
Disclosure Schedules	1.1(c)(xi)
Effective Time	2.2
Eligible Shares	3.1(b)
End Date	10.2(a)
ERISA	5.13(a)
Escrow Account	3.4(a)
Escrow Agreement	3.4(a)
Escrow Fees	3.4(a)
Estimated Cash	4.1
Estimated Indebtedness	4.1

Term	Section

Estimated Net Working Capital Adjustment	4.1
Estimated Statement	4.1
Estimated Transaction Expenses	4.1
Exchange Act	5.18
Exchange Fund	3.3(c)
Final Closing Cash	4.2(e)
Final Closing Merger Consideration	4.2(e)
Final Indebtedness	4.2(e)
Final Net Working Capital Adjustment	4.2(e)
Final Statement	4.2(b)
Final Transaction Expenses	4.2(e)
Financial Statements	5.6
Fraud	9.2(c)
Fried Frank	11.14(a)
Fundamental Representations	8.2(a)
Indemnified Party	9.4(b)
Indemnitee(s)	7.7(a)
Indemnitor	9.4(b)
Indemnity Escrow Account	3.4(a)
Indemnity Escrow Release Date	3.4(b)
Lease	5.10(a)
Leased Real Property	5.10(a)
Letter of Transmittal	3.3(c)
Losses	9.2(a)
Majority Stockholders	Recitals
Material Contract(s)	5.12(a)
Maximum Premium	7.7(c)
Merger	Recitals
Merger Sub	Preamble
Notice of Redemption	7.13(a)
Notice Period	9.5(a)
Non-U.S. Company Benefit Plan	5.13(a)
Objection Notice	4.2(b)
Parachute Payment	7.10
Parent	Preamble
Parent Documents	6.2(a)
Parent Indemnified Party	9.2(a)
Paying Agent	3.3(c)
Paying Agent Agreement	3.3(c)
Per Share Merger Consideration	3.1(b)
Post-Closing Adjustment Amount	4.2(e)
Post-Closing Adjustment Statement	4.2(a)
Privileged Communications	11.14(b)
Registered Intellectual Property	5.11(a)
Released Claim	7.7(d)

Term	Section

Released Party	7.7(d)
Releasing Party	7.7(d)
Representative	Preamble
Representative Expenses	11.13(e)
Sarbanes-Oxley Act	5.18(b)
SEC	3.3(c)
Securities Act	6.5
Stockholder Consent	Recitals
Stockholder Indemnified Party	9.3(a)
Surviving Corporation	2.1
Third Person Claim	9.5(a)
Third Person Claim Notice	9.5(a)
Transfer Taxes	11.1
280G Stockholder Vote	7.10

(c) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to “$” means U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii) Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. References to the transactions contemplated by this Agreement include the transactions contemplated by the other Company Documents and Parent Documents.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words defined in the singular number shall have a comparable meaning when used in the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Or and Will. The word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires.

(ix) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(x) Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(xi) Disclosure Schedules. The disclosure schedules delivered to Parent in connection with this Agreement (the “Disclosure Schedules”) have been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement. Each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules if (A) expressly made by an explicit cross reference or (B) it is readily apparent on the face of such disclosure that such disclosure applies to the other representations or warranties. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or other instrument or obligation.

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

SECTION 2.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings and recordings required under the DGCL and Section 2.4 of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 2.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4 Certificate of Incorporation and By-laws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended to be identical (except for the name of the Company) to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law (and subject to Section 7.7).

(b) At the Effective Time, the by-laws of the Company shall be amended to be identical (except for the name of the Company) to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended, shall be the by-laws of the Surviving Corporation until amended in accordance with applicable Law (and subject to Section 7.7).

SECTION 2.5 Directors. From and after the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.6 Officers. From and after the Effective Time, the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES; PAYMENTS

SECTION 3.1 Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock or other securities of the Company, Parent or Merger Sub:

(a) Each share of capital stock of Merger Sub issued and outstanding as of the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of the Effective Time.

(b) Each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) issued and outstanding as of the Effective Time (other than the shares to be canceled pursuant to Section 3.1(c) or Section 3.1(d) below) (such shares of Common Stock, the “Eligible Shares”) shall automatically be canceled and retired and shall cease to exist and shall be converted into the right to receive (i) the Per Share Closing Common Stock Consideration, (ii) the Per Share Escrow Release Amount, if any, (iii) the Per Share Indemnity Escrow Release Amount, if any and (iv) the Per Share Positive Adjustment Amount, if any (the sum of (i), (ii) (iii) and (iv), the “Per Share Merger Consideration”).

(c) Each share of Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d) Each share of Common Stock that is owned by Parent or any of its Affiliates immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

SECTION 3.2 Cancellation of Equity Awards.

(a) Out-of-the-Money Options. The Company shall take all actions necessary to cause any Option, whether vested or unvested, to be, consistent with the Equity Incentive Plans (as all such Options are not In-the-Money Options), cancelled and terminated at the Closing without payment in respect thereof.

SECTION 3.3 Payments.

(a) At the Closing, subject to (x) compliance by the Company with its obligations under Section 4.1, Section 7.2 and Section 7.13 and (y) delivery by the Company to Parent and Merger Sub at least three (3) Business Days prior to the Closing of such other information as may be reasonably required to determine amounts required to pay off, discharge and terminate the outstanding Indebtedness of the Company (or, in the case of any letters of credit then outstanding under the Credit Agreement, cash collateralize or terminate such letters of credit or provide backstop letters of credit, or make other arrangements satisfactory to the issuer of such letters of credit) that becomes due and payable as a result of the Merger and is listed on Schedule 3.3(a), Parent and Merger Sub shall, or shall cause, (i) all outstanding Indebtedness of the Company listed on Schedule 3.3(a) to be paid off and/or terminated, (and, with respect to the Existing Senior Notes Indenture, satisfied and discharged) (or, in the case of any letters of credit then outstanding under the Credit Agreement, cash collateralize or terminate such letters of credit or provide backstop letters of credit, or make other arrangements satisfactory to the issuer of such letters of credit) and (ii) all amounts under the Professional Services Agreement, including any accrued but unpaid fees (including any “Transaction Fees” as defined therein) to be paid, or in the case of clauses (i) and (ii), shall provide sufficient funds to the Company to effect such transactions (in which case the Company shall cause such transactions to be effected).

(b) At the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company and its Subsidiaries, the Estimated Transaction Expenses to the applicable payees thereof.

(c) Prior to the Effective Time, Parent shall enter into a paying agent agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent” and such agreement, the “Paying Agent Agreement”). At the Effective Time, Parent shall deposit, or shall cause to be deposited, in trust with the Paying Agent cash in an amount sufficient to pay the aggregate Per Share Closing Common Stock Consideration to be paid pursuant to Section 3.1 (such amounts being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent (any interest or other income resulting from such investment shall be paid to Parent), but only in obligations of or guaranteed by the United States or obligations of an agency of the United States which are backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the U.S. Securities and Exchange Commission (the “SEC”) or otherwise); provided that no such investment or losses thereon shall affect the Per Share Closing Common Stock Consideration payable to Stockholders, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the Stockholders in the amount of any such losses. Promptly after the execution of the Paying Agent Agreement, and in any event no less than ten (10) Business Days prior to the Closing, Parent, upon consultation with the Company, shall cause the Paying Agent to mail or otherwise deliver to each Stockholder holding certificates representing Eligible Shares (“Certificates”) a letter of transmittal in customary form, as reasonably agreed between Parent and Company (a “Letter of Transmittal”), for return to the Paying Agent with instructions for use in effecting the surrender of such Certificates (or affidavits of loss in lieu thereof as set forth in Section 3.3(e)) for payment therefor. Upon surrender to the Paying Agent of any Certificate (or affidavit of loss in lieu thereof as set forth in Section 3.3(e)), together with such duly completed and signed Letter of Transmittal, following the Closing, the holder of such Certificate shall receive promptly from the Paying Agent in exchange therefor, the Per Share Closing Common Stock Consideration and such Certificate so surrendered shall be canceled; provided that the payment of the Per Share Closing Common Stock Consideration shall be made on the Closing Date for each Certificate (or affidavit of loss in lieu thereof) and Letter of Transmittal received by the Paying Agent by the deadline set forth in the Letter of Transmittal. If payment is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, the signatures on the Certificate or any related stock power shall be properly guaranteed and the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. All consideration paid as Per Share Merger Consideration upon the surrender of Certificates (or affidavits of loss in lieu thereof as set forth in Section 3.3(e)) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented thereby.

(d) No interest will be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance acceptable to the Surviving Corporation and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Surviving Corporation as indemnity against any claim that may be made against it or Parent with respect to such Certificate and (ii) delivery to the Surviving Corporation of a Letter of Transmittal in accordance with the terms of this Agreement, duly completed and signed in accordance with its instructions, Parent shall, or shall cause the Paying Agent to, pay the aggregate Per Share Closing Common Stock Consideration in respect of the number of Eligible Shares formerly represented by such lost, stolen or destroyed Certificate.

(f) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Stockholders for one hundred and eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. If any Certificates are not surrendered (or, if applicable, affidavits submitted) prior to the date that is one hundred and eighty (180) days after the Effective Time, unclaimed amounts (including interest thereon) of the Per Share Closing Common Stock Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest. Notwithstanding the foregoing, any Stockholders who have not theretofore complied with the provisions of this Section 3.3(f) shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such Stockholders are entitled. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by the Law, none of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 3.4 Escrow Agreement.

(a) On or prior to the Closing Date, Parent and the Representative shall enter into an escrow agreement with the Escrow Agent effective as of the Closing Date, which shall be in a form mutually agreeable to the parties (the “Escrow Agreement”), and Parent shall deliver to the Escrow Agent (i) the Escrow Amount to a segregated account (the “Escrow Account”) and (ii) the Indemnity Escrow Amount to a segregated account (the “Indemnity Escrow Account”), in each case, by wire transfer of immediately available funds to be designated and administered by the Escrow Agent pursuant to the Escrow Agreement. All costs, fees, charges and expenses assessed by the Escrow Agent to maintain the Escrow Account and the Indemnity Escrow Account as required hereunder, and any and all penalties, obligations and liabilities associated therewith or arising therefrom (the “Escrow Fees”), shall be paid by the Surviving Corporation.

(b) Upon the expiration of the date that is fifteen (15) months following the Closing Date (the “Indemnity Escrow Release Date”), the funds remaining in the Indemnity Escrow Amount as of such date shall be released to the Representative for payment to each Stockholder of the Per Share Indemnity Escrow Release Amount for each share of Common Stock held by such Stockholder immediately prior to the Effective Time, less all applicable deductions and withholding Taxes, no later than three (3) Business Days following the Indemnity Escrow Release Date; provided, that if there are any claims under Article IX that are pending on the Indemnity Escrow Release Date, the applicable portion of the Indemnity Escrow Amount that is subject to any claims shall be held back and not be released or paid to Parent or the Representative (on behalf of the Stockholders) until such applicable claims are finally resolved and satisfied, and upon resolution of such claims, the applicable portion of the Indemnity Escrow Amount that is not subject to any such claims shall be released to the Stockholders in accordance with this Section 3.4(b).

SECTION 3.5 No Further Ownership Rights in Common Stock. The Per Share Merger Consideration paid in accordance with the terms of this Article III and Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to all shares of Common Stock (and all Options), and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock (or Options) that were outstanding prior to the Effective Time. From and after the Effective Time, the Stockholders shall cease to have any rights with respect to shares of Common Stock and holders of Options shall cease to have any rights with respect to Options, except as otherwise expressly provided for herein or by applicable Law. If, after the Effective Time, any Certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

SECTION 3.6 Withholding. Parent shall be entitled to deduct and withhold from any payment under this Agreement such amounts as Parent is required to deduct and withhold in accordance with applicable Law; provided that prior to making any such deduction and withholding, Parent shall, or shall cause the Paying Agent to, (i) notify the Person in respect of which such deduction and withholding is to be made of the amounts subject to withholding, and (ii) provide such Person a reasonable opportunity to deliver such forms, certificates or other evidence as would eliminate or reduce any such required deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Company shall provide to Parent a certification, dated as of the Closing Date and complying with Treasury Regulation Section 1.1445-2(c)(3), that interests in the Company do not constitute U.S. real property interests under Section 897 of the Code.

ARTICLE IV

DETERMINATION OF CLOSING MERGER CONSIDERATION AND POST-

CLOSING ADJUSTMENTS

SECTION 4.1 Closing Estimates. Not less than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a statement (the “Estimated Statement”) reflecting the Company’s good faith calculation of the Closing Merger Consideration. In connection with determining the Closing Merger Consideration, the Company shall estimate in good faith the Closing Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), Closing Indebtedness (the “Estimated Indebtedness”), Closing Cash (“Estimated Cash”), and Closing Transaction Expenses (the “Estimated Transaction Expenses”), which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit A.

SECTION 4.2 Post-Closing Adjustments.

(a) As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Representative a statement (the “Post-Closing Adjustment Statement”) setting forth the Surviving Corporation’s calculation of the Closing Merger Consideration, including the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which shall be calculated on a basis consistent with this Agreement, including, as applicable, Exhibit A.

(b) The Surviving Corporation and Parent shall, upon reasonable prior notice, (i) permit the Representative and its representatives to have reasonable access during normal business hours to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc., subject to execution of customary work paper access letters if requested by the accountants of the Surviving Corporation or Parent) and shall cooperate with the Representative in seeking to obtain work papers from the Surviving Corporation pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide the Representative with copies thereof (as reasonably requested by the Representative) and (ii) provide the Representative and its representatives reasonable access to the employees and accountants of Parent and its Subsidiaries as reasonably requested by the Representative. If the Representative disagrees with any part of the Surviving

Corporation’s calculation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash or Closing Transaction Expenses as set forth on the Post-Closing Adjustment Statement, the Representative shall, within forty-five (45) days after the Representative’s receipt of the Post-Closing Adjustment Statement, notify Parent in writing of such disagreement (an “Objection Notice”). The Objection Notice shall specify which aspects of the Post-Closing Adjustment Statement are being disputed and describe the basis for such dispute. If the Representative does not deliver an Objection Notice within such forty-five (45) day period, then the Post-Closing Adjustment Statement shall be conclusive, final and binding on all of the parties (in such instance, a “Final Statement”). If an Objection Notice is delivered to Parent, then Parent and the Representative shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and any such resolution shall be conclusive and binding on all of the parties (in such instance, a “Final Statement”). In the event that Parent and the Representative are unable to resolve all such disagreements within thirty (30) days after Parent’s receipt of such Objection Notice, Parent or the Representative may submit such remaining disagreements to a nationally recognized certified public accounting firm as is reasonably acceptable to Parent and the Representative (the “Accounting Firm”).

(c) Parent and the Representative shall instruct the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within thirty (30) days after its retention. The Accounting Firm shall consider only those items and amounts in the Surviving Corporation’s and the Representative’s respective calculations of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which Parent and the Representative have been unable to agree (it being understood and agreed that all other items which are not the subject of objections in the Objection Notice shall be conclusive, final and binding on all of the parties). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accounting Firm’s determination of the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as applicable, shall be based solely on written materials submitted by Parent and the Representative (i.e., not on independent review) and on the definitions set forth in this Agreement. The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations) (in such instance, a “Final Statement”).

(d) The costs and expenses of the Accounting Firm shall be borne by the Surviving Corporation in the proportion that the aggregate dollar amount of the items that are successfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Accounting Firm and by the Representative (which amount shall be treated as a Representative Expense and paid from the Escrow Account as provided in Section 11.13) in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of the items submitted to the Accounting Firm.

(e) The Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Closing Transaction Expenses set forth on any Final Statement as determined in accordance with this Section 4.2 shall be the “Final Net Working Capital Adjustment”, “Final Indebtedness”, “Final Closing Cash” and “Final Transaction Expenses”. For purposes of this Agreement, “Final Closing Merger Consideration” means, without duplication, (i) the Enterprise Value, less (ii) Final Indebtedness, plus (iii) Final Closing Cash, less (iv) Final Transaction Expenses, plus (v) the Final Net Working Capital Adjustment, less (vi) the Escrow Amount, less (vii) the Indemnity Escrow Amount. For purposes of this Agreement, “Post-Closing Adjustment Amount” means (x) the Final Closing Merger Consideration less (y) the Closing Merger Consideration (which may be a positive or negative number). Within five (5) Business Days after the Final Closing Merger Consideration and the Post-Closing Adjustment Amount are finally determined pursuant to this Section 4.2:

(i) If the Post-Closing Adjustment Amount is zero or a positive amount, (A) Parent will promptly pay to, or at the direction of, the Representative, for payment to the Stockholders, such positive amount by wire transfer or delivery of other immediately available funds and (B) Parent and the Representative shall provide joint written instructions to the Escrow Agent to release all amounts remaining in the Escrow Account (less any Representative Expenses incurred prior thereto) to, or at the direction of, the Representative, for payment to the Stockholders, in each case, by wire transfer or delivery of immediately available funds.

(ii) If the Post-Closing Adjustment Amount is a negative amount, Parent and the Representative will promptly provide joint written instructions to the Escrow Agent to (A) pay to Parent an amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the amount in the Escrow Account (less any Representative Expenses incurred prior thereto), and (B) release all amounts remaining in the Escrow Account (less any Representative Expenses incurred prior thereto) to, or at the direction of, the Representative, for payment to the Stockholders, by wire transfer or delivery of other immediately available funds. If the Post-Closing Adjustment Amount is a negative amount and the absolute value of such amount is greater than the amount in the Escrow Account (less any Representative Expenses incurred prior thereto), Parent shall only be entitled to the amount in the Escrow Account (less any Representative Expenses incurred prior thereto).

(iii) If the Stockholders are entitled to receive any payments under this Section 4.2, the Representative shall distribute or direct to each Stockholder the Per Share Escrow Release Amount and the Per Share Positive Adjustment Amount for each share of Common Stock held by such Stockholder immediately prior to the Effective Time, in each case, less all applicable deductions and withholding Taxes.

(iv) Any payment to be made to the Stockholders pursuant to this Section 4.2(e) shall be treated by all parties for tax purposes as additional consideration, unless otherwise required under applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedules or as set forth in any Company SEC Documents (excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed prior to the date of this Agreement (excluding any amendments or supplements filed after the date hereof), the Company hereby represents and warrants to Parent that each statement contained in this Article V is true and correct as of the date hereof.

SECTION 5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the lack of such power or authority, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business in each other jurisdiction in which it owns, leases or operates properties, or conducts business, so as to require such qualification, except where the lack of such license or qualification, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. The Company has previously provided or made available to Parent and Merger Sub true and complete copies of its certificate of incorporation (and all amendments thereto or restatements thereof) and its by-laws as currently in effect. Such certificate of incorporation and by-laws are in full force and effect.

SECTION 5.2 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”). This Agreement has been, and each of the Company Documents has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the receipt of the Stockholder Consent and the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

SECTION 5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 5.3(a), and assuming that all consents, waivers, approvals and authorizations, declarations, filings, and notifications contemplated in Section 5.3(b) have been obtained or made, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will result in (A) any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws or comparable organizational documents of the Company; (ii) any Lease, Material Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order applicable to the Company or any of its Subsidiaries or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; or (iv) any applicable Law; or (B) except for Permitted Exceptions, as expressly contemplated herein or with respect to Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, the creation or imposition of any Lien on any of the assets or properties of the Company or the Subsidiaries, other than, in the case of clauses (A)(ii), (A)(iii), (A)(iv) and (B) above, such violations, defaults, rights of termination or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 5.3(b), no consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the Company Documents or the consummation by the Company of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, authorizations, declarations or filings that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.4 Capitalization.

(a) The record owners of all of the outstanding shares of Common Stock are set forth in Schedule 5.4(a).

(b) All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and, except as set forth in Schedule 5.4(b), are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. Except as set forth in Schedule 5.4(b), there are no (i) outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements between the Company and the Company’s stockholders, or to the Knowledge of the Company, among the Company’s stockholders, with respect to the voting or transfer of the Company’s capital stock.

(c) Schedule 5.4(c) sets forth a correct and complete listing of all outstanding Options as of June 19, 2018, setting forth the number of shares of Common Stock subject to each Option and the holder, grant date, exercise price and governing Equity Incentive Plan with respect to each Option. Each Option (i) was granted in material compliance with all applicable

Laws and all of the terms and conditions of the Equity Incentive Plans pursuant to which it was issued, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date of such grant and (iii) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option. No outstanding Option is an In-the-Money Option.

(d) Except as set forth above and in Schedule 5.4(d), as of the date hereof, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries.

SECTION 5.5 Subsidiaries.

(a) Schedule 5.5(a) sets forth a true and complete list of each of the Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. All outstanding shares of capital stock or other equity interests of each such Subsidiary are owned by the Company, directly or indirectly, free and clear of any Liens, other than restrictions under applicable securities Laws and Permitted Exceptions. Except for the Subsidiaries set forth on Schedule 5.5(a), the Company and such Subsidiaries do not own any shares, stock, partnership interest or joint venture interest or other equity interest in any other corporation, company or similar entity.

(b) Each Subsidiary of the Company is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate or limited liability company power and authority and governmental authorizations to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. The certificates of incorporation, by-laws or comparable organizational documents of each Subsidiary of the Company are in full force and effect.

SECTION 5.6 Financial Statements. The Company has made available to Parent complete copies of: (a) the audited consolidated balance sheets of BakerCorp International, Inc. as of January 31, 2018 and January 31, 2017, and the related consolidated audited statements of operations of BakerCorp International, Inc. for the fiscal years then ended, and (b) the unaudited consolidated balance sheet of BakerCorp International, Inc. as of April 30, 2018 (the “Balance Sheet”, and such date, the “Balance Sheet Date”), and the related statements of operations of BakerCorp International, Inc. for the three (3) months then ended ((a) and (b) together, the “Financial Statements”). The Financial Statements present fairly and reflect accurately in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods referred to therein (except as may be indicated in the notes thereto or, in the case of the Financial Statements referred to in the foregoing clause (b), for normal and recurring year-end adjustments that would not, individually or in the aggregate, be material).

SECTION 5.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature that would have been required to be reflected on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, other than (a) liabilities set forth on Schedule 5.7, (b) liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (c) liabilities incurred in connection with the transactions contemplated hereby, (d) liabilities that have been discharged or paid in full prior to the date hereof in the Ordinary Course of Business, and (e) any other liabilities that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Absence of Certain Developments. Except as contemplated by this Agreement and except as set forth in Schedule 5.8, since January 31, 2018, (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, (ii) neither the Company nor any of its Subsidiaries has taken any action that would, if taken after the date hereof, be prohibited (or for which the Company would be required to seek the prior written consent of Parent) pursuant to Section 7.2(b), and (iii) there has not been any event, condition or change that, individually or in the aggregate, constitutes or would reasonably be expected to constitute a Material Adverse Effect.

SECTION 5.9 Taxes . Except as would not have a Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by law, such Tax Returns are true, correct and complete, and all Taxes for which the Company and its Subsidiaries is liable (whether or not shown on any Tax Returns) have been paid.

(b) No examination, claim, assessment, deficiency or other Proceeding is pending or threatened in writing with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes the Company or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement, in each case, other than such provisions contained in ordinary course agreements or arrangements the principal purpose of which does not relate to Taxes, or agreements solely among the Company and its Subsidiaries.

(e) The Tax liability of the Company and its Subsidiaries for any Tax period ending on the Closing Date (or, for any Tax period that includes the Closing Date, the portion of such Tax period ending on the Closing Date) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(f) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries (other than Liens described in clause (ii) of the definition of Permitted Exceptions).

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction effected prior to Closing, (ii) any accounting method change made or required to be made prior to Closing, (iii) any agreement with any Taxing Authority entered into prior to Closing, including pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law), (iv) any prepaid amount received prior to Closing or (v) any election under Section 108(i) of the Code or Section 965(h) of the Code made prior to the Closing.

(h) Neither the Company nor any of its Subsidiaries has been a party to any distribution that the parties to which treated as satisfying the requirements of Section 355 of the Code or has any liability for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i) Schedule 5.9(h) sets forth, with respect to each Subsidiary of BakerCorp, the name of such Subsidiary and its classification for U.S. federal income tax purposes.

(j) There are no requests for rulings or determinations in respect of any Tax matter pending between the Company or any of its Subsidiaries and any Taxing Authority.

(k) Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax in a country other than the country of its formation.

(l) Neither the Company nor any of its Subsidiaries has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(m) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return or has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(n) The Company and each of its Subsidiaries has complied in all respects with the intercompany transfer pricing provisions of each Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(o) The Company and each of its Subsidiaries have withheld from each payment made, or deemed to have been made, to any Person the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper Tax or other receiving authorities within the time required under any applicable Law.

(p) Each of the Company and its Subsidiaries are registered for all requisite Transfer Taxes and have properly collected, reported and remitted all Transfer Taxes in accordance with Law, and has obtained and retained all of the necessary documentation to support all claims for applicable credits and refunds in respect of Transfer Taxes.

SECTION 5.10 Real Property.

(a) There is no real property owned by the Company or any of its Subsidiaries.

(b) Schedule 5.10(b) sets forth a list of all material real property leased by the Company or its Subsidiaries (the “Leased Real Property”). The Company has or has caused to be delivered to Parent a true and complete copy of each underlying lease for each Leased Real Property (each, a “Lease”). Except as set forth on Schedule 5.10(b), with respect to each of the Leases: (i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of the Leased Real Property (in accordance with the terms of the applicable Lease, subject to the Bankruptcy and Equity Exception); (ii) none of the Company or any of its Subsidiaries has received written notice of any existing material breaches or defaults thereunder by the Company or its Subsidiaries (as applicable) nor, to the Knowledge of the Company, are there any existing material defaults by the lessor thereof; (iii) no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default under any Lease by the Company or any of its Subsidiaries or permit termination by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; and (iv) there are no leases, subleases, licenses, concessions or other agreements entered into by the Company or its Subsidiaries granting to any party or parties the right of use or occupancy of any portion of Leased Real Property other than those constituting Permitted Exceptions.

SECTION 5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth a list of patents and patent applications, Trademark registrations (and applications therefor), copyright registrations (and applications therefor), and registered domain names, in each case, that are owned by the Company or any of its Subsidiaries and material to the operation of the business (collectively, “Registered Intellectual Property”).

(b) Except as set forth on Schedule 5.11(b), the Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of material Registered Intellectual Property, free and clear of all Liens, other than Permitted Exceptions, and each such item of material Registered Intellectual Property is subsisting, valid and enforceable.

(c) Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information owned or used by the Company and its Subsidiaries in connection with the operation of their businesses as presently conducted, and (ii) no Person has gained unauthorized access or misused any such trade secrets or confidential information owned or used by the Company and its Subsidiaries within the three (3)-year period prior to the date of this Agreement.

(d) Except as would not have a Material Adverse Effect, the operation of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, and neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated within the three (3)-year period prior to the date of this Agreement, the Intellectual Property of any third party. No Proceeding with respect to any such actual or alleged infringement, misappropriation or violation is currently pending or threatened in writing by any Person.

(e) Except as would not have a Material Adverse Effect, (i) to the Knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates or otherwise violates any Intellectual Property owned by the Company or its Subsidiaries, and (ii) no Proceeding with respect thereto is currently pending or, to the Knowledge of the Company, threatened in writing against any Person.

(f) Except as would not have a Material Adverse Effect, (i) the IT Assets owned, used or held for use by the Company and its Subsidiaries are free of malicious code and operate in a manner that is substantially sufficient for the current and currently anticipated needs of the Company and its Subsidiaries, and (ii) in the three (3)-year period prior to the date of this Agreement, there has been no unauthorized access to or unauthorized use of any such IT Assets.

(g) Except as would not have a Material Adverse Effect or otherwise resulted in an obligation for the Company or any of its Subsidiaries to notify any Governmental Body, during the three (3)-year period prior to the date of this Agreement, (i) no Person has gained unauthorized access to or misused any Personal Information collected or maintained by the Company or its Subsidiaries, and (ii) the Company has complied with its applicable written policies concerning privacy and information security.

SECTION 5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a list of each of the following Contracts (each, a “Material Contract” and, collectively, the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of them is bound (excluding any Contract which constitutes a Lease or a Company Benefit Plan) and which:

(i) (x) involves aggregate consideration payable to the Company or any of its Subsidiaries in excess of $750,000 per year, (y) involves aggregate consideration payable by the Company or any of its Subsidiaries in excess of $750,000 per year or (z) requires performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company or the applicable Subsidiary without material penalty upon less than one hundred eighty (180) days’ notice;

(ii) relates to the sale of the Company’s or any of its Subsidiaries’ material assets, other than sales in the Ordinary Course of Business, having a fair market value in excess of $500,000, and which contains any material outstanding obligations of the Company or any of its Subsidiaries with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or material indemnification obligation;

(iii) relates to the acquisition by the Company or any of its Subsidiaries of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) having a fair market value in excess of $500,000, and which contains any material outstanding obligations of the Company or any of its Subsidiaries with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or material indemnification obligation;

(iv) relates to Indebtedness incurred or provided by the Company or any of its Subsidiaries, including any hedging contracts;

(v) (A) limits in any material respect the freedom of the Company or any of its Subsidiaries or their respective Affiliates (or, after the Closing, Parent and its Affiliates) to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, (B) contains exclusivity obligations or similar restrictions binding on and material to the Company or any of its Subsidiaries or any of their respective Affiliates (or, after the Closing, Parent and its Affiliates) or that would be binding on Parent or any of its Affiliates (or, after the Closing, Parent and its Affiliates), (C) grants a most-favored nation status to any Person, in a manner that is, or would reasonably be expected to be, material to the Company and its Subsidiaries or (D) otherwise materially restricts the ability of the Company or any of its Subsidiaries (or, after the Closing, Parent and its Affiliates) to solicit or hire any person or solicit business from any Person;

(vi) constitutes a partnership or joint venture agreement or teaming agreement or other similar agreement involving a sharing of profits, losses, costs or liabilities of the Company or any of its Subsidiaries with any other Person;

(vii) involves any resolution or settlement of any actual or threatened Proceeding against or involving the Company or any of its Subsidiaries since January 31, 2017, and involving aggregate payments in excess of $250,000 or other material requirements;

(viii) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount that, individually or in the aggregate, is greater than $500,000, excluding capital equipment ordered in the Ordinary Course of Business in accordance with the Company’s business plan;

(ix) contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, which would be binding on Parent and its Affiliates after the Closing;

(x) except as set forth on Schedule 5.13(a), constitutes an employment agreement with an executive officer of the Company or provides for severance, retention, change of control or other similar payments to any employee of the Company or its Subsidiaries in excess of $200,000;

(xi) constitutes a Company IP Agreement; or

(xii) constitutes a commitment to do any of the foregoing described in clauses (i) through (xi).

(b) Except as set forth in Schedule 5.12(b), (i) none of the Company or its applicable Subsidiary that is party to a Material Contract, nor, to the Knowledge of the Company, any other party to such Material Contract, is in material breach or material default under such Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received (x) any written notice of any default or event that, with or without notice or the lapse of time, or both, would constitute a default by the Company or its applicable Subsidiary that is party thereto under any Material Contract, except for defaults that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect, or (y) any written notice of termination or cancellation of any Material Contract. The Company has made available to Parent true and complete copies of all Material Contracts.

(c) Except as set forth in Schedule 5.12(c), each Material Contract is in full force and effect, is a valid and binding obligation of the Company or its applicable Subsidiary that is party thereto, and to the Knowledge of the Company, each other party thereto, and is enforceable in all material respects in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) The Company shall have until the end of the sixth (6th) Business Day following the date hereof to deliver to Parent an amended version of Schedule 5.12(a), with effect as of the execution of this Agreement. Such amended Schedule 5.12(a) shall for all purposes of this Agreement constitute the disclosures of the Company against Section 5.12(a) as if the disclosures in such amended Schedule 5.12(a) were made as of the execution of this Agreement. The delivery of an amended Schedule 5.12(a) shall in no event have the effect of or be construed as affecting the timing of any representation or warranty made by the Company.

SECTION 5.13 Employee Benefits Plans.

(a) Schedule 5.13(a) lists each material Company Benefit Plan and separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of employees of the Company or its Subsidiaries outside of the United States (a “Non-U.S. Company Benefit Plan”). For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other bonus, stock option, stock purchase, equity-based, incentive, deferred compensation, fringe benefit, employment, consulting, retirement, severance, termination or change in control agreements, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, that is sponsored, maintained, or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or its Subsidiaries has any liability, for the benefit of current or former directors, officers, and employees of the Company or any of its Subsidiaries. Notwithstanding the foregoing, Company Benefit Plans shall exclude any plan or program that would otherwise be a Non-U.S. Company Benefit Plan but is sponsored, maintained or administered by any Governmental Body. With respect to each Company Benefit Plan (other than with respect to any “multiemployer plan” (within the meaning of Section 4001(a)(3) of

ERISA)), the Company has made available to Parent correct and accurate copies of, as applicable (i) the plan document and all amendments thereto, (ii) the most recent annual report on Form 5500 required to be filed with the IRS (if any), (iii) the most recent summary plan description (if any), (iv) the most recent IRS determination letter, and (v) each trust agreement and insurance or group annuity contract. Except as would not be reasonably likely to result in material Liability to the Company, the Company Benefit Plans are all in compliance with their terms and the applicable provisions of ERISA, the Code and all other applicable Laws.

(b) To the Knowledge of the Company, (i) each Company Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code that is sponsored or maintained by the Company or any of its Subsidiaries is the subject of a favorable determination letter from the IRS with respect to its qualified status, and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 5.13(c), none of the Company Benefit Plans provides retiree medical or other retiree welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made, and (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Body by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(e) No Company Benefit Plan is (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f) Neither the Company nor any ERISA Affiliate has (i) incurred or is reasonably likely to incur any material liability under Title IV of ERISA that has not been satisfied in full; or (ii) sponsored or contributed, (or had any obligation to contribute) in the last six (6) years, to any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) in the last six (6) years.

(g) Except as set forth in Schedule 5.13(g), no Company Benefit Plan exists that, as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, would (i) increase, or accelerate the time of payment or vesting or result in any forfeiture, payment or funding, of compensation or benefits under, or entitle payment under or increase the amount payable pursuant to, any Company Benefit Plan with respect to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, or (ii) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(h) The execution of this Agreement and the consummation of the transactions contemplated hereby will not, as of the Closing, constitute an event under any Company Benefit Plan resulting in the payment of any amount that may reasonably be expected to constitute an “excess parachute payment” under Section 280G of the Code; provided, however, that it shall not be a breach of this Section 5.13(h) if any amount (whether under any Company Benefit Plan or otherwise) is deemed to constitute an “excess parachute payment” as a result of any arrangement entered into with Parent. Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(i) Except as would not have a Material Adverse Effect, all Non-U.S. Company Benefit Plans (i) are in compliance with their terms, applicable local Law, taxation and funding requirements and (ii) to the extent intended to be funded and/or book reserved, are funded and/or book reserved, as appropriated, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, litigation relating to any Non-U.S. Company Benefit Plan which could, individually or in the aggregate, reasonably be excepted to have a Material Adverse Effect.

SECTION 5.14 Labor.

(a) Except as set forth in Schedule 5.14(a), (i) neither the Company nor any of its Subsidiaries is a party to any unexpired labor or collective bargaining agreement or other agreement with a labor union or like organization, (ii) to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations, to organize any employees of the Company or any of its Subsidiaries, and (iii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will require the consent of, or advance notification to, any works councils, unions or similar labor organizations.

(b) Except as would not be reasonably likely to result in material Liability to the Company, there are no, and have not been since January 31, 2016, any, (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, union organization campaigns with respect to employees of the Company or any of its Subsidiaries and no disputes concerning representation of such employees exists, (iii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, or (iv) written communications received by the Company or any of its Subsidiaries of the intent of any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(c) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, terms and conditions of employment, wages and hours, and occupational safety and health, except where such failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.15 Litigation.

Except as set forth on Schedule 5.15, there are no (a) investigations by or before any Governmental Body pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which would have a material adverse effect on the Company and its Subsidiaries taken as a whole, or (b) Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would, if adversely determined, reasonably be expected to result in (i) any liability in excess of $100,000, net of any applicable insurance payments, recoveries or proceeds, (ii) any material injunctive relief, or (iii) any civil or criminal sanction or fine by any Governmental Body. Except as set forth on Schedule 5.15, neither the Company nor any of its Subsidiaries is or has been a party or subject to any material Order since January 31, 2017.

SECTION 5.16 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries have been since January 31, 2016 in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations. Except as set forth on Schedule 5.16(a), neither the Company nor any of its Subsidiaries has received any written notice of, nor are any Proceedings pending or, to the Knowledge of the Company, threatened with respect to any material violation of any Laws by the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries own or possess all material Permits and has made all notifications, registrations, certifications and filings with all Governmental Bodies, in each case necessary or advisable for the operation of its business as currently conducted in all material respects. Each such Permit is valid and in full force and effect and the Company or its Subsidiaries is in compliance in all material respects with respect thereto. There are no Proceedings pending or, to the Knowledge of the Company, threatened (i) which, individually or in the aggregate, would reasonably be expected to result in the revocation or termination of any material Permit or (ii) with respect to any alleged failure by the Company or its Affiliates to have any Permit required in connection with the operation of the business of each of the Company and its Subsidiaries.

SECTION 5.17 Environmental Matters. Except as set forth on Schedule 5.17, (i) the Company and each of its Subsidiaries has at all times since January 31, 2016 been in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries is a party to any pending, or to the Knowledge of the Company, threatened Proceeding, Order, or claim under an indemnity or has received any notice or claim that remains unresolved, in each case, alleging non-compliance by the Company or its Subsidiaries with, or that the Company or its Subsidiaries have a liability under, Environmental Laws; and (iii) to the Knowledge of the Company, except as set forth on Schedule 5.17, neither the Company nor any of its Subsidiaries has released or has liability for any release of any Hazardous Materials into the environment on or from the Leased Real Property or any third party property that could reasonably be expected to result in liability or is required under applicable Environmental Laws to be abated or remediated by the Company or any of its Subsidiaries, with respect to clauses (i), (ii) or (iii), which non-compliance, Proceeding, Order, notice, claim, liability or release would have a Material Adverse Effect. This Section 5.17 constitutes the sole and exclusive representations and warranties of the Company with respect to matters arising under Environmental Law.

SECTION 5.18 SEC Documents; Internal Controls and Procedures.

(a) The Company has made available (including via the EDGAR system) to Parent a true and complete copy of each form, report, statement, schedule, prospectus, registration statement and each other document filed or furnished by the Company or any of its Subsidiaries with the SEC (all such documents, including all amendments or exhibits thereto and documents incorporated by reference thereto, the “Company SEC Documents”) prior to the date of this Agreement. Each of the Company SEC Documents, as of its date, or, if amended, as finally amended, is in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date filed with the SEC, none of the Company SEC Documents contained, or if filed after the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available (including via the EDGAR system) to Parent all material correspondence between the SEC on the one hand, and the Company or any of its Subsidiaries, on the other hand. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to provide reasonable assurances that all material information required to be disclosed by the Company or any of its Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404(a) of the Sarbanes-Oxley Act and such assessment concluded that such controls were effective. The Company has disclosed to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company’s board of directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

SECTION 5.19 Insurance. Schedule 5.19 contains an accurate and complete list of all of the material insurance policies maintained by the Company or any of its Subsidiaries with respect to the Company and its Subsidiaries and their respective assets and properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all such policies provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, (ii) all such policies are in full force and effect, (iii) all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date) and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

SECTION 5.20 Financial Advisors. Except as set forth on Schedule 5.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and is entitled to any finders’ fee, brokerage commission or similar compensation from the Company in respect thereof.

SECTION 5.21 Suppliers and Customers. Schedule 5.21 lists (i) the twenty (20) largest suppliers of the Company and its Subsidiaries (on a consolidated basis determined by dollar volume of expenditures) for the fiscal year ended January 31, 2018 and (ii) the twenty-five (25) largest customers of the Company and its Subsidiaries (on a consolidated basis determined by net revenue realized from such customers) for the fiscal year ended January 31, 2018. From January 31, 2018 until the date of this Agreement, no supplier or customer listed on Schedule 5.21 has expressed in writing its intention to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries.

SECTION 5.22 No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedule hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company, its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules hereto), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent or any of its Affiliates or representatives by any director, officer, employee, agent, consultant or representative of the Company or any of its Affiliates).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company that each statement contained in this Article VI is true and correct as of the date hereof.

SECTION 6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted, except where the failure to have such power and authority would not have, or reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted, except where the failure to have such power and authority would not have, or reasonably be expected to have, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. Merger Sub is a newly-formed corporation organized for the sole purpose of being merged with and into the Company as part of the Merger and has no assets, liabilities or properties and otherwise does not conduct any business. Parent owns all of the issued and outstanding capital stock of Merger Sub.

SECTION 6.2 Authorization of Agreement.

(a) Parent and Merger Sub each have all corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the “Parent Documents”), and to perform their respective obligations and consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Parent Document has been or will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document constitutes or when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Parent Document have been duly authorized by all necessary requisite action on behalf of Parent and Merger Sub respectively, and no other corporate Proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement or any Parent Document or the consummation of the transactions contemplated hereby and thereby. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and authorized and approved the Merger in accordance with the applicable provisions of Merger Sub’s certificate of incorporation and the DGCL.

SECTION 6.3 Conflicts; Consents of Third Parties.

(a) Assuming that all consents, waivers, approvals and authorizations, declarations, filings, and notifications contemplated in Section 6.3(b) have been obtained or made, none of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws of Parent or Merger Sub; (ii) any Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults or rights of termination or cancellation that would not have, or reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger as required by the DGCL.

SECTION 6.4 Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened that are reasonably likely to prohibit or restrain the ability of Parent and/or Merger Sub to enter into this Agreement or the Parent Documents or consummate the transactions contemplated hereby and thereby.

SECTION 6.5 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

SECTION 6.6 No Brokers. Other than Centerview Partners LLC, none of Parent, Merger Sub or any of their respective Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the other documents contemplated hereby or the transactions contemplated hereby or thereby.

SECTION 6.7 Sufficient Funds. On the Closing Date, Parent and Merger Sub will have cash, cash equivalents, marketable securities and availability under existing credit facilities in an aggregate amount sufficient to consummate the transactions contemplated hereby on the Closing Date, including to pay the Closing Merger Consideration, the Escrow Amount, the

Indemnity Escrow Amount and all fees and expenses of Parent and Merger Sub related to the transactions contemplated by this Agreement and the Parent Documents, and to satisfy all other payment obligations of Parent and Merger Sub contemplated herein and therein. Neither Parent nor Merger Sub knows of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at the Closing.

SECTION 6.8 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge that neither the Company nor any of its Affiliates nor any other Person is making, and Parent and Merger Sub have not been induced by and have not relied upon, any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article V (as modified by the Disclosure Schedules hereto). Parent and Merger Sub further acknowledge that (a) none of the Company, nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and to the extent permitted by applicable Law, none of the Company, any of its Affiliates or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent or its representatives or Parent’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to Parent or its representatives, or any other document or information in any form provided to Parent or its representatives in connection with the sale of the Company and its Subsidiaries and the transactions contemplated hereby, except as and only to the extent set forth herein and (b) none of the Company, nor any of its Affiliates nor any other Person makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Company or any of its Subsidiaries or their profitability for Parent or Merger Sub, or with respect to any forecasts, projections or business plans made available to Parent and Merger Sub (or their respective Affiliates, or any of their respective officers, directors, employees, agents or representatives) in connection with Parent’s and Merger Sub’s review of the Company and its Subsidiaries. Parent and Merger Sub are knowledgeable about the industry in which the Company operates and the Laws applicable to the Company’s business and operations, and are experienced in the acquisition and management of businesses. Parent and Merger Sub have been afforded reasonable access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Parent and Merger Sub have conducted a reasonable due diligence investigation of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section 6.8, nothing in this Agreement shall waive, release or otherwise excuse any claims against or liability of any Person for fraud.

ARTICLE VII

COVENANTS

SECTION 7.1 Access to Information. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, prior to the Closing Date, upon reasonable notice to the Company, Parent shall be entitled, through its officers, employees and representatives, to make such investigation of the properties, businesses and operations of the

Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests (provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries) and, at Parent’s cost and expense, to make extracts and copies of such books and records, and the Company shall reasonably cooperate with any such investigation or examination (including by granting Parent and its officers, directors, employees, financial sources, advisors, bankers and other representatives reasonable access to the employees, facilities, books and records of the Company and its Subsidiaries and providing such financial and other data as Parent may reasonably request). Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Parent and its representatives shall cooperate with the Company and its representatives and shall use their reasonable best efforts to minimize any disruption to the business in connection with any such investigation and examination. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of a representative of the Company (who shall be identified in writing to Parent as the representative contemplated by this Section 7.1), (i) Parent shall not contact any known suppliers to, or customers or employees of, the Company or any of its Subsidiaries, except for any such suppliers, customers or employees of the Company or any of its Subsidiaries that Parent or any of its Subsidiaries has contacted in the Ordinary Course of Business prior to the date hereof and solely with respect to matters unrelated to the Merger or this Agreement and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries. Parent shall and shall cause Parent’s Affiliates and representatives to keep confidential any non-public information received from the Company, its Affiliates or its representatives, directly or indirectly, pursuant to this Section 7.1 in accordance with the Confidentiality Agreement.

SECTION 7.2 Conduct of Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2(a), (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to conduct its business in the Ordinary Course of Business, and the Company and its Subsidiaries shall use commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Body, customers, suppliers, distributors, creditors, lessors, employees and business associates.

(b) Without limiting the generality of the foregoing, except (w) as set forth on Schedule 7.2(b), (x) as required by applicable Law, (y) as otherwise contemplated by this Agreement or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, pledge or dispose of any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity securities, other than pursuant to the exercise of any Options;

(ii) issue, sell, pledge or dispose of any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity securities;

(iii) declare, set aside, make or pay any non-cash dividend or other non-cash distribution;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, or make any other change with respect to its capital structure;

(v) amend or otherwise change the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries;

(vi) other than as required by an existing Company Benefit Plan set forth in Schedule 5.13(a), or as otherwise required by applicable Law, (A) increase the compensation, severance or termination payments to, or benefits of, any employee of the Company or its Subsidiaries, except for (1) for employees who are not officers of the Company, increases in annual compensation in the Ordinary Course of Business that do not exceed 3% individually or 0.5% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance in the Ordinary Course of Business, (B) become a party to, establish, adopt, modify or amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been in effect as of the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) forgive any loans or issue any loans (other than routine travel advances issued in the Ordinary Course of Business) to any employee of the Company or its Subsidiaries, (F) hire (other than a replacement hire made in the Ordinary Course of Business) any employee or engage any independent contractor (who is a natural person) with annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $200,000 or (G) terminate the employment of any executive officer of the Company other than for cause;

(vii) subject to any Lien any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries, except for Permitted Exceptions;

(viii) become legally committed to make any capital expenditures in excess of $2 million, except for any capital expenditures pursuant to orders previously placed or projects for which work has already been commenced or committed or is otherwise contemplated in the capital expenditure budget set forth on Schedule 7.2(b)(viii);

(ix) enter into any merger or consolidation with any Person, or acquire a substantial portion of the securities or assets of any Person or enter into any joint venture, strategic alliance, exclusive dealing or non-competition agreement;

(x) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, enter into any agreements or arrangements imposing material changes or restrictions on the Company or any of its Subsidiaries’ assets, operations or businesses, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(xi) incur any indebtedness for borrowed money, issue any debt securities or cause any letters of credit to be issued, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except borrowings in the Ordinary Course of Business under the Credit Agreement in accordance with the terms of such facility existing on the date hereof (and not including any incremental facility or other potential expansion of availability thereunder) in an amount not to exceed $1 million in the aggregate, or incur any hedging obligations, or incur, extend, modify or amend any Capital Leases;

(xii) other than with respect to customers or suppliers in the Ordinary Course of Business, loan or advance any funds to any Person such that the amount of principal of loan advances owed by such Person shall be in excess of $10,000;

(xiii) acquire any material properties or assets or sell, assign, license, transfer, convey or lease or otherwise dispose of any material properties or assets of the Company or any of its Subsidiaries, in each case, except in the Ordinary Course of Business;

(xiv) settle or compromise any litigation or other Proceedings for an amount in excess of $500,000 in the aggregate;

(xv) make or revoke any material election relating to Taxes, settle or compromise any material Proceeding relating to Taxes, or, except as required by applicable Law or GAAP, surrender any right to receive any material Tax refund or credit, agree to extend any statute of limitations with respect to Taxes, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(xvi) amend, modify or waive performance under or terminate any Material Contract (other than the expiration of such Material Contract in accordance with its terms), or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, except in the Ordinary Course of Business, or enter into a Contract that, had such Contract been entered into prior to the date hereof, would have been a Material Contract; provided, however, that the Company and its Subsidiaries may, in the Ordinary Course of Business, extend or renew, on terms no less favorable in the aggregate to the Company or such Subsidiary or pursuant to the terms that are set forth in such Material Contract, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within twelve (12) months after the date hereof;

(xvii) enter into any Contract with any Affiliate of the Company or any of its Subsidiaries;

(xviii) make any change in any method of accounting or accounting practice or policy, except as required by GAAP; or

(xix) authorize, or commit or agree to do, anything prohibited by this Section 7.2.

SECTION 7.3 Consents. From the date hereof until the Closing, Parent and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective reasonable best efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(a), 5.3(b), 6.3(a) and 6.3(b); provided, however, that no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested.

SECTION 7.4 Regulatory Approvals.

(a) Each of Parent and, where applicable, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including to (i) make or cause to be made the registrations, declarations and filings required of such party under any Antitrust Law (“Antitrust Filings”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement, and any filing fees associated therewith shall be paid by Parent, (ii) agree not to withdraw or refile any filing or extend any waiting period under any applicable Antitrust Law or enter into any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, any Governmental Body in respect of such Antitrust Filings, this Agreement or the transactions contemplated hereby, (v) promptly notify the other party of any material communication between that party and any Governmental Body in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby and of any material communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated hereby, (vi) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to any Governmental Body or, in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or Proceeding relating to this Agreement, or the transactions contemplated hereby, (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion any Governmental Body in respect of any Antitrust Filing, investigation or inquiry relating to this Agreement or the transactions contemplated hereby without consulting with the other party in advance and, to the extent not prohibited by such Governmental Body, giving the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and any Governmental Body or members of their respective staffs on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Body under any Antitrust Law with respect to any such Antitrust Filing, this Agreement or the transactions contemplated hereby. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other party pursuant to this Section 7.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the disclosing party.

(b) In furtherance and not in limitation of the foregoing, Parent shall take all steps reasonably necessary, proper or advisable to (i) resolve, avoid or eliminate any and all impediments or objections that may be asserted with respect to the transactions contemplated hereby under any Antitrust Law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, so as to enable the parties hereto to close the transactions contemplated hereby expeditiously (and in any event prior to the End Date).

(c) Without limiting the foregoing, nothing in this Agreement, including this Section 7.4, shall require, or be construed to require, Parent to agree or be required to sell, divest, license, transfer, dispose of or encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber any assets, licenses, operations, rights, product lines, business or interest therein of Parent or any of its respective Affiliates or to agree or be required to be subject to any changes or restrictions on, or other impairment of Parent’s ability to own, operate or take any other actions with respect to any of such assets, licenses, operations, rights, product lines, businesses or interests therein.

SECTION 7.5 Further Assurances. Each of Parent, Merger Sub and the Company shall use (and each of Parent, Merger Sub and the Company shall cause each of its Subsidiaries to use) reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Parent, Merger Sub and the Company shall use reasonable best efforts to cause the Closing to occur. Each of Parent, Merger Sub and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, prevent, impair or materially delay satisfaction of any of the conditions set forth in Article VIII.

SECTION 7.6 Confidentiality. Parent acknowledges that the information provided to it in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect, and this Section 7.6 shall supersede any provision to the contrary in the Confidentiality Agreement.

SECTION 7.7 Indemnification, Exculpation, Insurance and Release.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or manager of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director, officer or manager of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, manager, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, manager, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clauses (A) or (B), at, or at any time prior to, the Effective Time (including any Proceeding relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company’s certificate of incorporation and by-laws and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed on Schedule 7.7, which agreements shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation and the organizational documents of its Subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors, officers and managers and indemnification than are set forth as of the date of this Agreement in the Company’s certificate of incorporation and by-laws and its Subsidiaries’ organizational documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would in any material aspect adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 7.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.7) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking in customary form to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the Surviving Corporation under applicable Law.

(b) An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any Proceeding relating to any acts or omissions covered under this Section 7.7 (each, a “Claim”) with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent shall be permitted to participate in the defense of such Claim at its own expense. Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six (6)-year period commencing at the Effective Time, Parent shall maintain in effect the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefore policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time). In no event will Parent or the Surviving Corporation be required to expend for each covered year an amount in excess of 200% of the current annual premium for such insurance (the “Maximum Premium”). If such insurance coverage is terminated, cancelled, cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will maintain such insurance as can be obtained for the remainder of the six (6)-year period for a premium not in excess of the Maximum Premium.

(d) Effective upon the Closing, the Company, for itself and on behalf of each of its former, present and future Subsidiaries (each of the foregoing, a “Releasing Party”), hereby releases and forever discharges each Stockholder and each other Person who is now, or who will have been at any time prior to the Closing, an officer, director, stockholder, member or manager of the Company or of any of its present or former Subsidiaries (or a fiduciary of any employee benefit plan of the Company or any of its present or former Subsidiaries), and each Person controlling any of the foregoing Persons (each of the foregoing, a “Released Party”), from any and all claims, rights, obligations, debts, liabilities, actions or causes of action of every kind and nature, whether foreseen or unforeseen, contingent or actual, and whether now known or hereafter discovered, which any of the Releasing Parties had, now has or may in the future have, at law or in equity, against any Released Party in any way arising out of, in connection with, pertaining to or by reason of (i) their respective status as such or (ii) any acts or omissions, or alleged acts or omissions, by any of them in their respective capacities as such, which acts or omissions existed or occurred at or prior to the Closing (each, a “Released Claim”), except for (A) claims involving criminal conduct, willful misconduct or fraud or (B) claims under existing Contracts or commercial relationships or arrangements, or this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Releasing Parties hereby waive, and unconditionally release the Released Parties from, any rights and remedies that the Releasing Parties may otherwise have against the Released Parties under any Environmental Law, including, without limitation, any claims for contribution under the Comprehensive Environmental Response, Compensation and Liability Act or common law. Each of Parent and

Merger Sub hereby acknowledges the release by the Company and its Subsidiaries set forth in the preceding sentences and covenants and agrees that it will honor such release and will not, and will cause the Surviving Corporation and its Subsidiaries not to, take any action inconsistent therewith (including commencing any Proceeding with respect to, or directly or indirectly transferring to another Person, any Released Claim).

(e) The provisions of this Section 7.7 are (i) intended to be for the benefit of, and shall be enforceable by each Indemnitee, each Released Party and their respective heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee or Released Party to whom this Section 7.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee or Released Party, as applicable, shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees and Released Parties to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 7.7.

SECTION 7.8 Publicity. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the Representative (in the case of Parent) or Parent (in the case of the Company), which approval will not be unreasonably withheld, unless, in the judgment of the Company or Parent, as applicable, public disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent lists securities (if any), provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such release. The Company and Parent agree that the initial press release to be issued in connection with the transactions contemplated hereby shall be in a form mutually agreed.

SECTION 7.9 Employment and Employee Benefits.

(a) Parent or one of its Affiliates shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide the employees of the Company and its Subsidiaries who are employed immediately prior to the Closing Date and continue employment thereafter (the “Company Employees”) for the period of twelve (12) months immediately following the Closing Date, (i) base salary or hourly wages that are no less favorable than those in effect for each such Company Employee immediately prior to the Closing Date, (ii) entitlements under employee benefits and opportunities under incentive plans, programs, contracts and arrangements that are no less favorable than the employee benefit and incentive plans, programs, contracts and arrangements (excluding stock-based compensation) provided by Parent or one of its Affiliates, as applicable, to similarly situated employees of Parent or one of its Affiliates immediately prior to the Closing Date; provided, that, to the extent any Company Employee is provided with incentive opportunities and entitlements under employee benefits plans, programs, contracts and arrangements that are substantially the same as those provided to such Company Employee by the Company and its Subsidiaries immediately prior to the Closing Date, such incentive opportunities and entitlements will be deemed to satisfy the requirements of this clause (ii), and (iii) severance benefits and entitlements no less favorable than those for which similarly situated employees of Parent or one of its Affiliates, as applicable, were eligible immediately prior to the Closing Date.

(b) Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, recognize the service of the Company Employees with the Company and its Affiliates prior to the Closing Date as service with the Surviving Corporation or one of its Subsidiaries in connection with any pension or welfare benefit plans and policies (including vacations, paid time-off, and holiday policies) maintained by the Surviving Corporation or one of its Subsidiaries following the Closing Date for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accrual). Parent shall, or cause the Surviving Corporation or one of its Subsidiaries to use reasonable best efforts to, (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) which is made available to Company Employees following the Closing Date by the Surviving Corporation or one of its Subsidiaries, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its Subsidiaries during the portion of the relevant plan year including the Closing Date.

(c) Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, make payments with respect to each of the Company Benefit Plans set forth on Schedule 7.9(c) in accordance with the terms of such Company Benefit Plan.

(d) Parent shall cause the Surviving Corporation and its Subsidiaries to (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date, and (ii) allow each of the Company Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date.

(e) As soon as practicable after the date of this Agreement, but in no event later than five (5) Business Days after the date of this Agreement, the Company shall provide to Parent lists, and shall use commercially reasonable efforts to make such lists accurate and complete (based on the information reasonably available to the Company during such five (5) Business Day period), of (i) all employees of the Company or its Subsidiaries at the sales and executive levels (including, for the avoidance of doubt, Branch and District Managers) who are party to agreements with the Company or its Subsidiaries containing restrictive covenants, including non-competition and non-solicitation provisions, in each case, to the extent that such covenants are enforceable pursuant to their terms and applicable Law, and (ii) all employees of the Company or its Subsidiaries at the sales and executive levels (including, for the avoidance of doubt, Branch and District Managers) who are not party to any such agreements, and shall (and shall cause its Subsidiaries to) reasonably cooperate to facilitate Parent’s (or Affiliate’s) efforts to enter into agreements containing enforceable restrictive covenants with the employees set forth in the list referenced in clause (ii).

(f) Between the date of this Agreement and the Closing Date, Parent may (or may cause its Affiliates to) enter into new employment or similar agreements with certain employees of the Company or its Subsidiaries. The Company shall (and shall cause its Subsidiaries to) reasonably cooperate to facilitate Parent’s (or Affiliate’s) efforts to make such offers of employment, including providing reasonable access to employees of the Company or its Subsidiaries.

(g) Nothing contained in this Agreement is intended to (i) effectuate the amendment or modification, or be treated as an amendment, of any Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

SECTION 7.10 Section 280G. Between the date hereof and the Closing Date, the Company shall submit to a vote of the equity holders of the Company or any applicable Affiliate for their approval all payments and benefits (other than any payments and benefits pursuant to arrangements with Parent that have not been disclosed to the Company at least ten (10) Business Days prior to the Closing Date) that in the absence of such a vote could reasonably be determined to be “parachute payments” (as defined in Section 280G(b)(1) of the Code (each, a “Parachute Payment”)), made to any individuals that are “disqualified individuals” (as such term is defined in Treasury Regulation Section 1.280G-1). Such equity holders’ vote (the “280G Stockholder Vote”) shall be made in a manner intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder (including, to the extent necessary, obtaining any waivers from disqualified individuals). The Company shall have delivered to Parent accurate and complete copies of all disclosure and documents that comprise the stockholder approval of each Parachute Payment in sufficient time to allow Parent to comment thereon but no less than five (5) Business Days prior to the 280G Stockholder Vote, and shall reflect all reasonable comments of Parent thereon, provided, that any such comments shall be provided to the Company no later than three (3) Business Days prior to the 280G Stockholder Vote.

SECTION 7.11 Preservation of Books and Records. For a period of seven (7) years after the Closing Date or such longer time as may be required by Law:

(a) Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to not dispose of or destroy any of the books and records of the Company relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Representative by written notice to the Representative at least thirty (30) days prior to the proposed date of such disposition or destruction.

(b) Parent shall, and shall cause its Affiliates to, allow the Stockholders and their agents access to all Books and Records on reasonable notice and at reasonable times for legitimate business purposes, and any Stockholder shall have the right, at its own expense, to make copies of any Books and Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Parent’s business. Notwithstanding anything in this Agreement to the contrary, the Stockholders shall have no right to access or review any Tax Return (including accompanying schedules and related workpapers) of Parent or any of its Affiliates (including any consolidated, combined or unitary Tax Return including any such entity), but shall only be entitled to access and review pro forma Tax Returns relating solely to the Company and the Surviving Corporation.

(c) Parent shall, and shall cause its Affiliates to, make available to any of the Stockholders upon reasonable notice and at reasonable times and upon written request Parent’s personnel to reasonably assist such Stockholders in locating and obtaining any Books and Records, subject to such Stockholder reimbursing Parent for reasonable out-of-pocket expenses incurred in performing the covenants contained in this Section 7.11(c).

SECTION 7.12 Professional Services Agreement. The Company shall cause the Professional Services Agreement to be terminated, effective on the Closing Date upon the payment of the accrued but unpaid fees required by Section 3.3(a)(ii), with no further recourse against the Company or its Subsidiaries.

SECTION 7.13 Senior Notes Redemption and Credit Agreement Pay-Off.

(a) At the request of Parent, the Company shall (i) on or prior to the Closing Date, furnish the trustee under the Existing Senior Notes Indenture with an officers’ certificate in respect of the redemption of the Existing Senior Notes, (ii) on the Closing Date prepare and deliver to the trustee under the Existing Senior Notes Indenture a notice of redemption in form and substance satisfactory to Parent (the “Notice of Redemption”) for all of the outstanding Existing Senior Notes, and (iii) on or prior to the Closing Date take all other actions, other than the payment of amounts required to satisfy and discharge the Existing Senior Notes Indenture (except to the extent such amounts have been provided by Parent or Merger Sub to the Company), and prepare all other documents as may be necessary or appropriate to cause the redemption and satisfaction and discharge of the Existing Senior Notes Indenture on the Closing Date. Upon delivery of the Notice of Redemption to the trustee under the Existing Senior Notes Indenture, the Company shall provide to Parent a true and correct copy of the Notice of Redemption.

(b) The Company shall deliver to Parent, at least three (3) Business Days prior to the Closing Date, an executed pay-off letter in customary form reasonably acceptable to Parent with respect to the Credit Agreement, which pay-off letter shall provide (or, with respect to clause (c) below, the Company shall use commercially reasonable efforts to cause such pay-off letter to provide) that upon receipt from or on behalf of Company of the pay-off amount set forth in the pay-off letter, (a) the Indebtedness incurred pursuant to the Credit Agreement and instruments related thereto shall be satisfied, and all obligations of the lenders terminated (other than those that customarily survive in pay-off letters), (b) all Liens relating to the assets, rights and properties of Company or any of its Subsidiaries granted pursuant to the Credit Agreement shall be released and terminated without any further action by the secured parties and (c) the Company or its designee shall be entitled to file documents to reflect the release of such Liens.

SECTION 7.14 Financing Cooperation.

(a) The Company shall (and shall cause its Subsidiaries to) provide to Parent, and shall use commercially reasonable efforts to cause representatives of the Company and its Subsidiaries to provide to Parent, on a timely basis, all cooperation reasonably requested by Parent in connection with the arrangement by Parent or Merger Sub of any debt financing (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company or create a risk of damage or destruction to any property or assets of the Company) prior to the Closing Date (including the marketing efforts in connection therewith) and the payments contemplated by Section 3.3(a) as may be reasonably requested by Parent, including by (i) furnishing Parent and its financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (provided, that the Company shall not be required to prepare any financial statements or deliver any other financial information not prepared by the Company or its Subsidiaries in the Ordinary Course of Business), (ii) assisting with the preparation of materials for rating agency presentations, offering documents, offering circulars documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with any debt financing by Parent, (iii) subject to confidentiality agreements reasonably acceptable to the Company, using commercially reasonable efforts to permit Parent’s financing sources to conduct customary due diligence and evaluate the Company’s current assets, equipment, cash management and accounting system, policies and procedures relating thereto for the purpose of establishing collateral arrangements as of the Closing (including providing sufficient access to allow such lenders (or their agents or representatives) to conduct field examinations and appraisals; provided, that Section 7.1 shall apply mutatis mutandis), (iv) furnishing Parent and Parent’s financing sources promptly with all documentation and other information required by any Governmental Body with respect to any debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and in any event at least three (3) days prior to the Closing to the extent requested in writing at least ten (10) days prior to the Closing, (v) arranging for customary pay off, discharge and termination at the Closing of all existing indebtedness of the Company or any of its Subsidiaries contemplated to be paid off, discharged and satisfied and/or terminated at the Closing, (vi) facilitating the execution and delivery at the Closing of definitive documents related to any debt financing, including the pledging of collateral and providing guarantees to Parent’s financing sources at the Closing and (vii) assisting Parent in the satisfaction of conditions precedent or satisfaction of other obligations set forth in any debt financing to the extent the satisfaction of such conditions or obligations requires the cooperation of or is within the control of the Company or its Subsidiaries. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the syndication or marketing of any debt financing, provided that such logos are not used in a manner that would reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks.

(b) Notwithstanding anything to the contrary in this Section 7.14, (i) neither the Company nor any of its Subsidiaries shall be required to undertake any obligation or execute any agreement (other than authorization letters in connection with syndication efforts) that would be effective prior to the Effective Time, (ii) the board of directors (or similar governing body) of the Company or any of its Subsidiaries shall not be required to approve any financing, (iii) neither the Company nor any of its Subsidiaries shall be required to take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party, (iv) neither the Company nor any of its Subsidiaries shall be required to provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged and (v) no officer or representative of the Company or any of its Subsidiaries shall be required to deliver any certificate or take any other action that could reasonably be expected to result in personal liability to such officer or representative. Except to the extent contemplated hereunder, Parent acknowledges and agrees that the Company and its Affiliates and their respective representatives shall not have any responsibility for (or, with respect to the Company and its Subsidiaries, prior to the Closing), incur any liability to any person under or in connection with, the arrangement of any debt financing that Parent may raise in connection with the transactions contemplated by this Agreement. Parent shall (x) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.14 and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all damages, losses, charges, liabilities, claims, demands, actions, suits, Proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties and costs and expenses suffered or incurred by them in connection with the arrangement of any debt financing (other than to the extent arising from willful misconduct, fraud, intentional misrepresentation or information provided by the Company or its Subsidiaries in connection with the debt financing). Parent acknowledges and agrees that obtaining any such debt financing (and any availability under Parent’s existing credit facilities) is not a condition to the Closing.

SECTION 7.15 Resignations. At or prior to the Effective Time, the Company shall, or shall cause to be delivered, to Parent written resignation letters, effective as of the Effective Time, of each director and officer of the Company and its Subsidiaries as requested by Parent at least three (3) Business Days prior to the Closing Date.

SECTION 7.16 338 Election. Parent agrees that an election under section 338 of the Code (or similar or comparable provision of the Law of any state or other Taxing Authority) shall not be made with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

SECTION 7.17 Drag-Along Right. Promptly after the date of this Agreement, the Majority Stockholders shall take all necessary action to exercise the drag-along rights set forth in Section 4 of the Stockholders’ Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the parties in whole or in part to the extent permitted by applicable Law):

(a) the Company shall have delivered to Parent the Stockholder Consent; and

(b) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

SECTION 8.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):

(a) (i) the representations and warranties of the Company contained in Article V (other than in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Capitalization), the second sentence of Section 5.5(a) (Subsidiaries) and Section 5.20 (Financial Advisors) (collectively, the “Fundamental Representations”)), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; and (ii) the Fundamental Representations shall be true and correct in all respects (except, in the case of the representations and warranties of the Company in Section 5.4 (Capitalization), for de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and Parent shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing; and

(b) the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing; and Parent shall have received a certificate signed by an authorized officer of the Company, confirming the foregoing.

SECTION 8.3 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Parent and Merger Sub contained in Article VI, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated by this Agreement; and the Company shall have received a certificate signed by an authorized officer of Parent and Merger Sub, confirming the foregoing; and

(b) Parent and Merger Sub shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub (or either of them) at or prior to the Closing; and the Company shall have received a certificate signed by an authorized officer of Parent and Merger Sub, confirming the foregoing.

SECTION 8.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to comply with any provision of this Agreement.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Survival. (i) All representations and warranties contained in this Agreement and all claims with respect thereto shall survive the Closing and terminate upon the expiration of fifteen (15) months after the Closing Date, (ii) all covenants and agreements contained in this Agreement to be performed on or prior to the Closing and all claims with respect thereto shall terminate upon the earlier of (x) the date on which they are fully performed in accordance with their terms and (y) the expiration of fifteen (15) months after the Closing Date and (iii) all covenants and agreements contained in this Agreement to be performed after the Closing and all claims with respect thereto shall survive the Closing and remain in full force and effect for the period provided in such covenants and agreements; it being understood that in the event that notice of any claim for indemnification under this Article IX has been given pursuant to Section 9.4 and Section 9.5, in good faith within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. The right of a Person to any remedy pursuant to this Article IX shall not be affected by any investigation or examination conducted, or any Knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. For the avoidance of doubt and notwithstanding the foregoing, the survival periods set forth in this Section 9.1 shall not control with respect to the RWI Policy, which shall contain survival periods that shall control for purposes thereunder.

SECTION 9.2 Indemnification of Parent.

(a) Subject to the provisions of this Article IX and the Escrow Agreement, from and after the Closing, Parent shall be entitled to be indemnified, held harmless and defended against, any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, and costs and expenses (collectively, “Losses”) sustained by, incurred by, suffered by or asserted against Parent or any of its Affiliates (including the Surviving Corporation following the Closing) and their respective officers, directors, shareholders, agents, equity holders, representatives and employees (each, a “Parent Indemnified Party”) to the extent relating to or arising as a result of:

(i) any breach or inaccuracy of any representation or warranty made by the Company in this Agreement or in any certificate delivered to Parent pursuant to this Agreement; and

(ii) any breach of any covenant or agreement made by the Company in this Agreement or in any certificate delivered to Parent pursuant to this Agreement.

(b) For purposes of determining whether a representation or warranty made by the Company in this Agreement was breached or inaccurate for purposes of this Section 9.2 and for calculating the amount of Losses resulting from such breach or inaccuracy, any qualification as to materiality, “Material Adverse Effect” or words of like meaning included in any applicable representation and warranty in this Agreement shall be disregarded as if such qualification was not included.

(c) Notwithstanding anything to the contrary in this Agreement, except with respect to claims based on actual fraud in connection with this Agreement (“Fraud”):

(i) no Parent Indemnified Party may recover for any claim for indemnification pursuant to this Article IX unless and until the aggregate amount of indemnifiable Losses that may be recovered by the Parent Indemnified Parties pursuant to this Article IX equals or exceeds $1,750,000 (the “Deductible”), in which event Parent shall only be entitled to indemnification for all indemnifiable Losses in excess of the Deductible (subject to the other limitations herein); and

(ii) the maximum aggregate amount of indemnifiable Losses that may be recovered pursuant to this Article IX shall be the Indemnity Escrow Amount (the “Cap”).

(d) Subject to Section 9.2(c)(i), the Parent Indemnified Parties’ recourse for Losses (except with respect to claims based on Fraud) shall be (A) first, to the Indemnity Escrow Amount and (B) second, the Parent Indemnified Parties shall be entitled to recover any such remaining Losses from the RWI Policy. After the Indemnity Escrow Amount shall have been depleted or distributed pursuant to the terms of the Escrow Agreement, any such Losses shall be satisfied solely against the RWI Policy, and, except for claims against the Indemnity Escrow Account, the Parent Indemnified Parties shall not directly or indirectly pursue any right, claim or action for indemnification, contribution or recovery against the Stockholders or any of their Affiliates for the recovery of such Losses or otherwise under this Article IX.

SECTION 9.3 Indemnification of Stockholders.

(a) Subject to the provisions of this Article IX, from and after Closing, Parent shall indemnify, hold harmless and defend against any Losses sustained by, incurred by, suffered by or asserted against the Stockholders or any of their Affiliates, officers, directors, shareholders, agents, equity holders, representatives and employees (each, a “Stockholder Indemnified Party”) to the extent relating to or arising as a result of:

(i) any breach or inaccuracy of any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate delivered pursuant to this Agreement; and

(ii) any breach of any covenant or agreement made by Parent or Merger Sub in this Agreement or in any certificate delivered pursuant to this Agreement.

(b) For purposes of determining whether a representation or warranty made by Parent or Merger Sub in this Agreement was breached or inaccurate for purposes of this Section 9.3 and for calculating the amount of Losses resulting from such breach or inaccuracy, any qualification as to materiality, “material adverse effect” or words of like meaning included in any applicable representation and warranty in this Agreement shall be disregarded as if such qualification was not included.

(c) Notwithstanding anything to the contrary in this Agreement, except with respect to Fraud:

(i) no Stockholder Indemnified Party may recover for any claim for indemnification pursuant to Section 9.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered by the Stockholder Indemnified Parties pursuant to Section 9.3(a) equals or exceeds the Deductible, in which event Stockholder Indemnified Parties shall only be entitled to indemnification for all indemnifiable Losses in excess of the Deductible; and

(ii) the maximum aggregate amount of indemnifiable Losses that may be recovered pursuant to Section 9.3(a) shall be the Cap.

SECTION 9.4 Direct Claims.

(a) For purposes of this Article IX, (i) if Parent (or any other Parent Indemnified Party) comprises the Indemnified Party (as defined below), any references to Indemnitor (as defined below) (except provisions relating to an obligation to make payments) shall be deemed to refer to the Representative, and (ii) if Parent comprises the Indemnitor, any references to the Indemnified Party shall be deemed to refer to the Representative. Any payment received by the Representative as the Indemnified Party shall be distributed to the Stockholders in accordance with this Agreement. The parties hereto acknowledge and agree that the Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the parties hereto acknowledge and agree that the Representative shall have no liability to, and shall not be liable for any Losses of, any party hereto or to any Parent Indemnified Party in connection with any obligations of the Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby.

(b) Other than with respect to a Third Person Claim, any party hereto seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party acquires actual knowledge of the basis for a claim of indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, and shall include in such Claim Notice (if then known) the amount, or the method of computation of the amount, of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially and actually prejudiced by such failure.

(c) After the timely delivery of any Claim Notice pursuant to Section 9.4(b), the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined (i) by the written agreement between the Indemnified Party and the Indemnitor, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

SECTION 9.5 Third Person Claim Indemnification Procedures.

(a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Person Claim”) shall notify the Indemnitor in writing, and in reasonable detail, of the Third Person Claim within fifteen (15) Business Days (or reasonably more promptly dependent upon the circumstances) after receipt by such Indemnified Party of written notice of such Third Person Claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to such Third Person Claim (a “Third Person Claim Notice”). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement upon which such claim is based and describe in reasonable detail (to the extent known) the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of such Third Person Claim; provided, however, that the failure or delay of the Indemnified Party to give notice to the Indemnitor as provided in this Section 9.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been materially and actually prejudiced by such failure. The Indemnitor shall have fifteen (15) Business Days (or such lesser number of days as set forth in the Third Person Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Third Person Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Person Claim.

(b) In the event that the Indemnitor notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with such Third Person Claim; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense; provided further, however, that the Indemnitor shall not be entitled to assume or continue control of the defense of any Third Person Claim if (i) the Third Person Claim relates to or arises in connection with any criminal or regulatory proceeding, (ii) based on the advice of outside legal counsel to the Indemnified Party, a conflict (including the availability of different or additional defenses) exists between the Indemnified Party and the Indemnitor in connection with such Third Person Claim or conduct of claim by the Indemnitor would compromise any legal privilege or similar doctrine with respect to the Indemnified Party or any of its Affiliates or (iii) the Third Person Claim primarily seeks (x) an injunction against the Indemnified Party or (y) where the Indemnified Party is a Parent Indemnified Party, equitable relief requiring the taking of action or the refraining from taking actions by Parent. The Indemnified Party agrees to cooperate fully and in good faith with the Indemnitor in connection with the defense, negotiation or settlement of any Third Person Claim. To the extent the Indemnitor elects not to defend such Third Person Claim by written notice to the Indemnified Party, the Indemnified Party may retain counsel at the expense of the Indemnitor, which counsel shall be reasonably acceptable to the Indemnitor, and control the defense of such proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 9.5 to pay for only one firm of counsel for all Indemnified Parties in addition to any local counsel who may need to be retained. The Indemnitor shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Person Claim on a basis that would not include an unconditional release of the Indemnified Party and would (i) exceed the balance of the Indemnitor’s indemnity obligations hereunder if the Indemnified Party is a Stockholder, or exceed the Indemnity Escrow Amount, if the Indemnified Party is a Parent Indemnified Party, (ii) result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) result in a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iv) impose ongoing obligations on the Indemnified Party following the date of such settlement or compromise.

(c) If the Indemnitor (i) elects not to defend the Indemnified Party against a Third Person Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Person Claim, fails to take reasonable steps necessary to defend diligently such Third Person Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnitor has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Person Claim shall not be adversely affected by assuming the defense of such Third Person Claim. The Indemnified Party shall not settle a Third Person Claim seeking money damages without the consent of the Indemnitor, which consent shall not be unreasonably withheld.

(d) Subject to Section 9.5(e), the Indemnified Party and the Indemnitor shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Person Claim, including by providing access to each other’s relevant business records and other documents and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall constitute Losses.

(e) The Indemnified Party and the Indemnitor shall use reasonable best efforts to avoid production or other disclosure of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Person Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

SECTION 9.6 Determination of Indemnification Amounts.

(a) Without limiting the effect of any other limitation contained in this Article IX, Losses recoverable under this Article IX shall be reduced by an amount equal to the amount of any insurance proceeds (other than proceeds received pursuant to the RWI Policy), indemnification payments, contribution payments or reimbursements actually received (net of costs of enforcement, deductibles and retro-premium adjustments) by the Indemnified Party or any of its Affiliates in connection with such Losses or any of the circumstances giving rise thereto. In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the reasonable expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter; provided that no Indemnified Party shall be required to seek or collect such recoveries prior to being entitled to indemnification hereunder.

(b) The Parties agree that any payments made pursuant to this Article IX shall constitute an adjustment to the Closing Merger Consideration for Tax purposes and shall be treated as such by the Parties hereto for Tax purposes to the greatest extent permitted by Law.

(c) No Parent Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Losses are included in the calculation of Closing Net Working Capital Adjustment, Closing Indebtedness or Closing Transaction Expenses.

(d) In connection with the matters covered by this Article IX, no Stockholder shall have (i) any right to indemnity or contribution from the Company or (ii) any right of subrogation against the Company with respect to any indemnification of the Parent Indemnified Parties by reason of any indemnification provided in Section 9.2, it being agreed and acknowledged that the representations, warranties, covenants and agreements of the Company herein are solely for the benefit of Parent and the Parent Indemnified Parties.

SECTION 9.7 Exclusive Remedy. Notwithstanding anything else contained in this Agreement to the contrary, and except for Fraud claims, if the Closing shall occur, the indemnification pursuant to Section 9.2 and Section 9.3, as applicable, shall be the sole and exclusive remedy (other than for specific performance or other equitable relief pursuant to the provisions of Section 11.12) for the parties hereto for breach of any representation, warranty, covenant, agreement or other provision contained in this Agreement or in any certificate or other instrument or document delivered pursuant hereto or for any matter arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 9.8 Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

ARTICLE X

CLOSING AND TERMINATION

SECTION 10.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 8.1, 8.2 and 8.3 (or the waiver of any such condition by the party entitled to waive such condition), the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004 (or at such other place as Parent and the Company may designate in writing) (a) at 10:00 a.m. (Eastern time) on July 31, 2018 or (b) at another time, date, and/or place, as agreed to in writing by Parent and the Company. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”

SECTION 10.2 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time as follows:

(a) by the Company or Parent on or after August 31, 2018 (the “End Date”), if the Effective Time shall not have occurred by the close of business on such date, provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to the Company or Parent, as applicable, if it has breached any representation, warranty, covenant or agreement set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(b) by mutual written consent of the Company and Parent;

(c) by the Company or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 10.2(c) shall not be available to the Company or Parent, as applicable, if it has breached any representation, warranty, covenant or agreement set forth in this Agreement in any manner that shall have proximately contributed to the issuance of such final nonappealable Order;

(d) by Parent if (i) neither Parent nor Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) any of the conditions set forth in Section 8.2(a) or Section 8.2(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is incurable, or if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent and (B) the End Date (as such date may be extended in accordance with the terms of this Agreement);

(e) by the Company if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) any of the conditions set forth in Section 8.3(a) or Section 8.3(b) is incapable of fulfillment, or if the breach giving rise to the failure of any such conditions to be satisfied is incurable, or if curable, is not cured by the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company and (B) the End Date (as such date may be extended in accordance with the terms of this Agreement); and

(f) by Parent, if the Stockholder Consent as described in the recitals has not been executed and delivered to the Company (with a copy to Parent) within twenty-four (24) hours of the execution and delivery of this Agreement (provided, that Parent’s right to terminate the Agreement hereunder shall expire upon the subsequent delivery of the Stockholder Consent if Parent has not elected a termination hereunder prior to such time of delivery).

SECTION 10.3 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Company, or both, pursuant to Section 10.2, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the Merger contemplated hereby shall be abandoned, without further action by Parent or the Company.

SECTION 10.4 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.2, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto except as expressly set forth in this Section 10.4; provided, however, subject to the terms of this Agreement, if such termination shall result from the

(i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant contained herein, such party shall not be relieved of any liability to the other party as a result of such failure or breach; provided further, that the provisions of Section 7.8, this Section 10.4, Article I, Article XI and the provisions of the Confidentiality Agreement shall survive any such termination.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Payment of Sales, Use or Similar Taxes. Notwithstanding anything herein to the contrary, all sales, use, transfer, value-added intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever (“Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand.

SECTION 11.2 Expenses. Except as provided in Section 3.3(b), Section 11.1 and Section 11.13, each party to this Agreement shall bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (including legal, accounting, financial advisor and other professional fees).

SECTION 11.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement, and each other agreement, document, instrument or certificate contemplated hereby or to be executed in connection with the transactions contemplated hereby, represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the transactions contemplated hereby. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other agreements, documents, instruments and certificates contemplated hereby, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or any of the agreements, documents, instruments or certificates contemplated hereby.

SECTION 11.4 Amendments and Waivers. This Agreement may not be amended, supplemented or changed unless by written instrument signed on behalf of the Company, Parent and Merger Sub, and no agreement by any party hereto to waive any provision of this Agreement shall be valid unless set forth in a written instrument executed and delivered by such party; provided, however, that after receipt of the Stockholder Consent, if any such amendment or waiver shall by applicable Law require further approval of the Stockholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Stockholders. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights, powers and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights, powers or remedies otherwise available.

SECTION 11.5 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

SECTION 11.6 Jurisdiction and Venue. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such litigation. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any Chosen Court, (b) any claim that any such litigation brought in any Chosen Court has been brought in an inconvenient forum or do not have jurisdiction over any party and (c) any claim that any Chosen Court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in Section 11.7 or in such other manner as may be permitted by Law.

SECTION 11.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or email (with written confirmation of receipt), (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt) or (iv) when delivered by registered or certified mail, return receipt requested, in each case at the following addresses, facsimile numbers or email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to Closing, to:

BakerCorp International Holdings, Inc.

7800 N. Dallas Parkway, Suite 500

Plano, TX 75024

Attention:       Robert Craycraft

Michael Henricks

Email:            bcraycraft@bakercorp.com

                        mhenricks@bakercorp.com

and

Permira Advisers LLC

320 Park Avenue

New York, NY 10022

Attention:      Justin Herridge

Email:            justin.herridge@permira.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:              Robert Schwenkel, Esq.

                      Brian Mangino, Esq.

Facsimile:      (212) 859-4000

Email:            robert.schwenkel@friedfrank.com

                       brian.mangino@friedfrank.com

If to Parent, Merger Sub and, post-closing, the Surviving Corporation, to:

United Rentals, Inc.

100 First Stamford Place, Suite 700

Stamford, CT 06902

Attn:             Joli L. Gross

Facsimile:    (203) 621-3266

Email:          jgross@ur.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:           Francis J. Aquila

Facsimile:  (212) 291-9004

Email:        aquilaf@sullcrom.com

If to Representative, to:

Permira Advisers LLC

320 Park Avenue

New York, NY 10022

Attention:      Justin Herridge

Email:            justin.herridge@permira.com

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attn:             Robert Schwenkel, Esq.

                     Brian Mangino, Esq.

Facsimile:    (212) 859-4000

SECTION 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, so far as may be valid and enforceable, in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.9 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as contemplated by Section 3.1(b) (with respect to the Stockholders’ right to receive the Per Share Merger Consideration) and Section 7.7 (each of which provisions is intended to be for the benefit of the Persons referred to therein and may be enforced by any such Person), nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the rights of the Stockholders to pursue damages in the event of Parent’s or Merger Sub’s willful and material breach of this Agreement or fraud. In addition, the Representative shall have the right, but not the obligation to enforce any rights of the Stockholders under this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be null and void.

SECTION 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

SECTION 11.11 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in respect of any proceeding directly or indirectly arising out of, under or in connection with this Agreement, any Company Documents, the Parent Documents or any transaction contemplated hereby or thereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, the Company Documents and the Parent Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.11.

SECTION 11.12 Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages or legal remedies, even if available, would not be an adequate remedy therefor. Therefore, it is accordingly agreed that, in addition to any other remedies in equity or at law, each party shall be entitled to equitable relief, including an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in the Chosen Courts, and appropriate injunctive relief may be applied for and granted in connection therewith. Each of the parties hereto hereby waives: (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

(b) Each party hereto further agrees that (i) by seeking the remedies provided for in this Section 11.12, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.12 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 11.12 prior or as a condition to exercising any termination right under Article X. To the extent any party hereto brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party hereto pursuant to the terms of this Agreement, the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, or (ii) such other time period established by the arbiter (or court) presiding over such action.

SECTION 11.13 Representative.

(a) The Person designated by the Stockholders to act as Representative shall be the agent and attorney-in-fact for each of the Stockholders to act as the Representative under this Agreement and the other agreements contemplated hereby in accordance with the terms of this Section 11.13. In the event of the resignation, death or incapacity of the Representative, a successor Representative reasonably satisfactory to Parent shall thereafter be appointed by an instrument in writing signed by Parent and such successor Representative.

(b) The Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Stockholders (with full power of substitution in the premises) in connection with such matters as are reasonably necessary for the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby including: (i) to receive all payments owing to the Stockholders under this Agreement, (ii) to terminate, amend, waive any provision of, or abandon, this Agreement or the other agreements contemplated hereby, (iii) to act as the representative of the Stockholders to review and authorize all claims and disputes or question the accuracy thereof, (iv) to negotiate and compromise on their behalf with Parent any claims asserted hereunder and to authorize payments to be made with respect thereto, (v) to take such further actions as are authorized in this Agreement and the other agreements contemplated hereby, and (vi) in general, do all things and perform all acts, including executing and delivering all agreements (including the Escrow Agreement and the other agreements contemplated in this Agreement), certificates, receipts, consents, elections, instructions and other documents contemplated by, or deemed by the Representative to be necessary or desirable in connection with, this Agreement, the other agreements contemplated hereby and the transactions contemplated herein or therein. Parent and Merger Sub shall be entitled to (x) rely on such appointment and to treat the Representative as the duly appointed attorney-in-fact of each Stockholder and (y) assume that all actions, decisions and determinations of the Representative are fully authorized. Notices given to the Representative in accordance with the provisions of this Agreement shall constitute notice to the Stockholders for all purposes under this Agreement.

(c) The appointment of the Representative is an agency coupled with an interest and is irrevocable and any action taken by the Representative pursuant to the authority granted in this Section 11.13 shall be effective and absolutely binding on each Stockholder notwithstanding any contrary action of or direction from such Stockholder. The death or incapacity, or dissolution or other termination of existence, of any Stockholder shall not terminate the authority and agency of the Representative. Parent, Merger Sub and any other party to any document contemplated by this Agreement in dealing with the Representative may conclusively and absolutely rely, without inquiry, upon any act of the Representative as the act of the Stockholder.

(d) The Representative shall not be liable to any Stockholder or to any other Person (other than Parent or Merger Sub), with respect to any action taken or omitted to be taken by the Representative in its role as Representative under or in connection with this Agreement, unless such action or omission results from or arises out of willful misconduct or gross negligence on the part of the Representative, and the Representative shall not be liable to any Stockholder in the event that, in the exercise of his, her or its reasonable judgment, the Representative believes there will not be adequate resources available to cover potential costs and expenses to contest a claim made by Parent or Merger Sub.

(e) The Representative shall receive reimbursement from, and be indemnified from, the Escrow Account and the Indemnity Escrow Account (to the extent any funds are released therefrom pursuant to Section 3.4(b) for payment of the Per Share Indemnity Escrow Release Amount to the Stockholders), for any and all reasonable and documented out-of-pocket expenses, charges and liabilities, including attorneys’ fees, incurred by the Representative in the performance or discharge of its duties pursuant to this Section 11.13, except for any liability imposed by Law for gross negligence or willful misconduct (the “Representative Expenses”).

SECTION 11.14 Legal Representation.

(a) In any dispute or Proceeding arising after the Effective Time under or in connection with this Agreement or any the other agreement contemplated hereby, the parties agree that any of the Stockholders shall have the right, at their election to retain the firm of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to represent such Stockholder in such matter, and Parent and the Surviving Corporation (on behalf of themselves, their respective Affiliates, directors, officers, employees and representatives and their respective successors and assigns) hereby irrevocably waive and consent to any such representation in any such matter.

(b) Each of the parties further agrees that, as to all communications among Fried Frank, on the one hand, and any Stockholder, on the other hand, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Stockholder, and shall not pass to or be claimed by the Surviving Corporation or any of its Affiliates, and, further, all communications between or among Fried Frank or other legal counsel representing the Company or its Subsidiaries, on the one hand, and the Company or its Subsidiaries, any Stockholder, on the other hand, to the extent related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement shall be deemed to be protected by the attorney-client privilege and belong solely to such Stockholder, shall be controlled by such Stockholder and shall not pass to or be claimed by any of Parent or the Company or the Company’s Subsidiaries (the “Privileged Communications”).

(c) If the transactions contemplated by this Agreement and the other agreements contemplated hereby are consummated:

(i) the Surviving Corporation and its Subsidiaries shall have no right of access to or control over any of Fried Frank’s records containing or reflecting the Privileged Communications, which shall become the property of (and be controlled by) the Stockholders; and

(ii) the Company and Parent hereby acknowledge that it would be impracticable to remove from the records (including emails and other electronic files) of the Company and its Subsidiaries any of the Privileged Communications, and Parent hereby agrees that it and its Affiliates (including the Surviving Corporation and its Subsidiaries) shall not review, use, examine or rely upon, or knowingly access, such Privileged Communications that may remain in the records of the Surviving Corporation or its Subsidiaries, and the parties agree that no attorney-client privilege, attorney work product or other privilege or protection is waived or intended to be waived by allowing such material to remain in the files of the Surviving Corporation or its Subsidiaries.

SECTION 11.15 Prevailing Party. Other than with respect to disputes arising pursuant to Section 4.2, in any dispute arising out of or related to this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, (i) the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby and (ii) if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement, any of the exhibits or schedules hereto, or any agreement, document, instrument or certificate contemplated hereby or thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

BAKERCORP INTERNATIONAL HOLDINGS, INC.

By:	/s/ Robert Craycraft
Name: Robert Craycraft
Title: CEO/President

UR MERGER SUB IV CORPORATION

By:	/s/ Michael Kneeland
Name: Michael Kneeland
Title: CEO

UNITED RENTALS, INC.

By:	/s/ Michael Kneeland
Name: Michael Kneeland
Title: CEO

Signature Page To Merger Agreement